Exhibit (a)(1)(A)

OFFER TO EXCHANGE

AVERY DENNISON CORPORATION

Offer to Exchange up to 8,360,000 HiMEDS Units in the Form of Corporate HiMEDS Units,
stated amount $50.00 per unit,
for shares of Common Stock of Avery Dennison Corporation and cash

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON MARCH 4, 2009, UNLESS THE OFFER IS EXTENDED BY US (SUCH DATE AND TIME, AS THE OFFER MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY NOT BE WITHDRAWN AFTER THE CORPORATE HIMEDS UNITS HAVE BEEN ACCEPTED FOR EXCHANGE.

The Offer

Upon the terms and subject to the conditions set forth in this offer to exchange (as supplemented or amended, the “offer to exchange”) and the related letter of transmittal (as supplemented or amended, the “letter of transmittal”), Avery Dennison Corporation (“Avery Dennison”) is offering to exchange up to 8,360,000, or 95%, of its HiMEDS Units, stated amount $50.00 per unit (the “HiMEDS Units”), in the form of Corporate HiMEDS Units (the “Corporate HiMEDS Units”), comprised of (i) a purchase contract (the “purchase contract”) obligating the holder to purchase from Avery Dennison shares of Avery Dennison’s common stock, par value $1.00 per share (the “common stock”) and (ii) a 1/20 or 5.0% undivided beneficial interest in a $1,000 aggregate principal amount 5.350% senior note due November 15, 2020 (the “HiMEDS senior notes”), for 0.9756 shares of common stock and $6.50 in cash (which includes the accrued and unpaid contract adjustment payments with respect to the purchase contracts and the accrued and unpaid interest with respect to the HiMEDS senior notes) per Corporate HiMEDS Unit (the “offer consideration”).

The number of validly tendered and not withdrawn Corporate HiMEDS Units Avery Dennison will accept in the offer will be prorated if (a) more than 8,360,000 Corporate HiMEDS Units are tendered or (b) Avery Dennison shall have concluded based on discussions with the New York Stock Exchange that the Corporate HiMEDS Units are likely to be de-listed as a result of the acceptance by Avery Dennison of all Corporate HiMEDS Units validly tendered and not withdrawn in the offer.

Avery Dennison is only offering to exchange Corporate HiMEDS Units in the offer. Avery Dennison is not offering to exchange any Treasury HiMEDS Units.

The closing of the offer is conditioned upon the satisfaction or waiver of certain conditions. See “Description of the Offer—Conditions to the Offer.”

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You should carefully consider the “Risk Factors” beginning on page 20 of this offer to exchange before you decide whether or not to participate in the offer.

Neither the offer nor the common stock portion of the offer consideration offered hereby have been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this offer to exchange. Any representation to the contrary is unlawful and may be a criminal offense in the United States.

February 3, 2009

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You should rely only on the information contained in this offer to exchange or to which this offer to exchange refers you. We have not authorized anyone to provide you with different information. We are not making an offer in any jurisdiction where the offer is not permitted. You should not assume that the information provided in this offer to exchange, including any information incorporated herein by reference, is accurate as of any date other than the date of this offer to exchange or the date of any such information incorporated herein by reference.

SUMMARY OF THE OFFER

This summary highlights some of the information contained, or incorporated by reference, in this offer to exchange to help you understand our business and the offer. It does not contain all of the information that is important to you. You should carefully read this offer to exchange, including the information incorporated by reference into this offer to exchange, to understand fully the terms of the offer, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 20 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17.

Unless stated otherwise, the discussion in this offer to exchange of our business includes the business of Avery Dennison Corporation and its direct and indirect subsidiaries. Unless otherwise indicated or the context otherwise requires, the terms “Avery Dennison,” “the Company,” “we,” “us” and “our” refer to Avery Dennison Corporation and its direct and indirect subsidiaries on a consolidated basis.

Offeror	Avery Dennison Corporation, a Delaware Corporation.

Securities Subject to the Offer	Up to 8,360,000, or 95%, of our Corporate HiMEDS Units of Avery Dennison, representing all of the outstanding Corporate HiMEDS Units.

The Offer	We are offering to exchange up to 8,360,000, or 95%, of our Corporate HiMEDS Units held by all holders for the offer consideration of 0.9756 shares of common stock and $6.50 in cash (which includes the accrued and unpaid contract adjustment payments with respect to the purchase contracts and the accrued and unpaid interest with respect to the HiMEDS senior notes) per Corporate HiMEDS Unit upon the terms and subject to the conditions set forth in this offer to exchange and the accompanying letter of transmittal. The offer is not conditioned on any minimum number of Corporate HiMEDS Units being tendered.

Proration of Tendered Corporate HiMEDS Units	If more than an aggregate of 8,360,000 Corporate HiMEDS Units are validly tendered and not withdrawn prior to the expiration date, we will accept an aggregate of not more than 8,360,000 Corporate HiMEDS Units from all holders who validly tender Corporate HiMEDS Units, prorated among the tendering holders. If we conclude based on discussions with the New York Stock Exchange that the Corporate HiMEDS Units are likely to be de-listed as a result of our acceptance of all Corporate HiMEDS Units validly tendered and not withdrawn in the offer, we will accept a pro rata amount of the Corporate HiMEDS Units tendered in the offer to ensure that the Corporate HiMEDS Units continue to be listed on the New York Stock Exchange. Any Corporate HiMEDS Units tendered but not accepted because of proration will be returned to you. See “Description of the Offer—Priority of Exchanges and Proration.”

Accrued and Unpaid Contract Adjustment Payments with respect to the Purchase Contracts and Accrued and Unpaid Interest Payments with respect to the HiMEDS Senior Notes	As part of the cash portion of the exchange consideration, holders whose Corporate HiMEDS Units are accepted in the offer will receive a cash payment that includes the accrued and unpaid contract adjustment payments with respect to the purchase contracts and the accrued and unpaid interest in respect of the HiMEDS senior notes from the most recent interest payment date to, but not including, the settlement date. See “Description of the Offer—Accrued and Unpaid Interest and Contract Adjustment Payments.”

Holders Eligible to Participate in the Offer	All holders of the Corporate HiMEDS Units are eligible to participate in the offer. See “Description of the Offer—Terms of the Offer.”

Market Value of the Corporate HiMEDS Units	The Corporate HiMEDS Units are listed and traded on the New York Stock Exchange under the symbol “AVY PrA.” On February 2, 2009, the last full trading day on the New York Stock Exchange prior to the commencement of the offer, the last reported sale price of the Corporate HiMEDS Units was $28.25 per Corporate HiMEDS Unit. Avery Dennison urges you to obtain current market price information for the Corporate HiMEDS Units before deciding whether to participate in the offer. For trading information regarding such securities, you may contact the Information Agent at the telephone number set forth on the back cover of this offer to exchange. See “Description of the Offer—Market and Trading Information.”

Treasury Units	Avery Dennison is not offering to purchase any of its HiMEDS Units in the form of Treasury HiMEDS Units (“Treasury HiMEDS Units”). If you own Treasury HiMEDS Units and you desire to participate in the offer, you may recreate Corporate HiMEDS Units from your Treasury HiMEDS Units, and then tender the recreated Corporate HiMEDS Units. You may contact the Information Agent at the telephone number set forth on the back cover of this offer to exchange for more information on how to recreate Corporate HiMEDS Units from Treasury HiMEDS Units in order to participate in the offer. See “Description of the Offer—Terms of the Offer.”

Expiration Date	The offer will expire at 12:01 a.m., New York City time, on March 4, 2009, unless extended by us (such date and time, as the same may be extended, the “expiration date”). We, in our sole discretion, may extend the expiration date for the offer for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the offer. See “Description of the Offer—Expiration Date” and “Description of the Offer—Extension, Termination or Amendment.”

Guaranteed Delivery Procedures	If you wish to tender your Corporate HiMEDS Units and you cannot deliver your required documents to the Exchange Agent on time, you may tender your Corporate HiMEDS Units according to the guaranteed delivery procedures described under the caption “Description of the Offer—Procedures for Tendering Corporate HiMEDS Units—Guaranteed Delivery.”

Withdrawal	You may withdraw previously tendered Corporate HiMEDS Units at any time before the expiration date. In addition, you may withdraw any Corporate HiMEDS Units that you tender that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the offer.

To withdraw previously-tendered Corporate HiMEDS Units, you are required to submit a notice of withdrawal to the Exchange Agent, in accordance with the procedures described herein and in the letter of transmittal. See “Description of the Offer—Withdrawal of Tenders.”

Settlement Date	The settlement date of the offer will be promptly following the expiration date.

Purpose of the Offer	We are making this offer to increase our capital levels, while reducing the amount of our outstanding debt. See “Background and Purpose of the Offer.”

Conditions to the Offer	Consummation of the offer is conditioned upon the satisfaction or waiver of certain conditions. See “Description of the Offer—Conditions to the Offer.”

Amendment and Termination	Avery Dennison has the right to terminate or withdraw, in its sole discretion, the offer if the conditions to the offer are not met by the expiration date. Avery Dennison reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the offer on or prior to the expiration date and (ii) to amend the terms of the offer. In the event that the offer is terminated, withdrawn or otherwise not consummated on or prior to the expiration date, no consideration will be paid or become payable to holders who have properly tendered their Corporate HiMEDS Units pursuant to the offer. In any such event, the Corporate HiMEDS Units previously tendered pursuant to the offer will be promptly returned to the tendering holders. See “Description of the Offers—Extension, Termination or Amendment.”

How to Tender Corporate HiMEDS Units	If your Corporate HiMEDS Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your Corporate HiMEDS Units on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through ATOP. See “Description of the Offer—Procedures for Tendering Corporate HiMEDS Units.” For further information on how to tender Corporate HiMEDS Units, contact the Information Agent at the telephone number set forth on the back cover of this offer to exchange or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Risks of Failure to Tender	Corporate HiMEDS Units not exchanged in the offer will remain outstanding after the consummation of the offer. If we become subject to a bankruptcy or similar proceeding prior to the maturity of the HiMEDS senior notes, you may ultimately receive less than the cash amount you would have received had you tendered your Corporate HiMEDS Units for the offer consideration. In addition, if a sufficiently large number of Corporate HiMEDS Units do not remain outstanding after the offer, the trading market for the remaining Corporate HiMEDS Units may be less liquid and more sporadic, potentially resulting in a market price for the Corporate HiMEDS Units that is lower or more volatile. For further description of the risks of failing to exchange your Corporate HiMEDS Units, see “Risk Factors—Risks to Holders of Non-Tendered Corporate HiMEDS Units.”

Risk Factors	Your decision whether to participate in the offer and to exchange the Corporate HiMEDS Units for the offer consideration will involve risk. You should be aware of and carefully consider the risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this offer to exchange and the documents incorporated by reference herein, before deciding whether to participate in the offer.

Resale of Common Stock Received in the Offer	The issuance of common stock upon exchange of the Corporate HiMEDS Units is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). Since all outstanding Corporate HiMEDS Units were registered under the Securities Act, we expect that all of our common stock issued in the offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See “Certain Securities Laws Considerations.”

Material United States Federal Income Tax Considerations	For a summary of the material U.S. federal income tax considerations of the offer, see “Certain United States Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the offer.

Exchange Agent and Information Agent	D. F. King & Co., Inc. (“D. F. King”) is the Exchange Agent and the Information Agent for the offer. Its address and telephone numbers are listed on the back cover page of this offer to exchange. See “Exchange Agent and Information Agent.”

NOTICE TO INVESTORS

We are making the offer to holders of Corporate HiMEDS Units in reliance upon the exemption from the registration requirements of the Securities Act, under Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Corporate HiMEDS Units. Our officers, directors and employees may solicit tenders from holders of our Corporate HiMEDS Units and will answer inquiries concerning the Corporate HiMEDS Units, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

NONE OF THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF CORPORATE HIMEDS UNITS SHOULD EXCHANGE CORPORATE HIMEDS UNITS FOR THE OFFER CONSIDERATION IN THE OFFER.

This offer to exchange has been prepared by us solely for use in connection with the proposed offer described herein. The information contained in this offer to exchange is as of the date of this offer to exchange only and is subject to change, completion or amendment without notice. Neither the delivery of this offer to exchange at any time, nor the offer, exchange, sale or delivery of any security shall, under any circumstances, create any implication that there has been no change in the information set forth in this offer to exchange or in our affairs since the date of this offer to exchange.

No person is authorized in connection with this offer to give any information or to make any representation not contained in this offer to exchange, and, if given or made, such other information or representation must not be relied upon as having been authorized by us or any of our representatives.

None of the SEC, any other securities commission or any other regulatory authority has approved or disapproved the offer or the offer consideration nor have any of the foregoing authorities passed upon or endorsed the merits of this offer or the accuracy or adequacy of this offer to exchange. Any representation to the contrary may be a criminal offense in the United States.

This offer to exchange does not constitute an offer to participate in the offer to any person in any jurisdiction where it is unlawful to make such an offer. The offer is being made on the basis of this offer to exchange and is subject to the terms described herein. Any decision to participate in the offer must be based on the information contained in this document or specifically incorporated by reference herein. In making the decision to exchange, holders must rely on their own examination of us, the common stock issued in connection with the offer and the terms of the offer, including the merits and risks involved. Holders should not construe anything in this offer to exchange as legal, business or tax advice. Each holder should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the offer under applicable legal investment or similar laws or regulations.

Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the offer or possesses or distributes this offer to exchange and must obtain any consent, approval or permission required by it for participation in the offer under the laws and regulations in force in any jurisdiction to which it is subject, and neither we nor any of our respective representatives shall have any responsibility therefor.

This offer to exchange contains summaries with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to holders upon request to Avery Dennison.

Notwithstanding anything herein to the contrary, investors may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the offer.

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NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

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The restrictions set out below apply to persons in the specified countries. There may be additional restrictions that apply in other countries. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the common stock that may apply in their home countries. See “Description of the Offer—Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions.” Avery Dennison and the Exchange and Information Agent cannot provide any assurance about whether such limitations may exist.

Austria.    No prospectus has been or will be approved and/or published pursuant to the Austrian Capital Markets Act (Kapitalmarktgesetz), as amended. Neither this document nor any other document connected therewith constitutes a prospectus according to the Austrian Capital Markets Act, and neither this document nor any other document connected therewith may be distributed, passed on or disclosed to any other person in Austria. No steps may be taken that would constitute a public offering of common stock in Austria, and the offer may not be advertised in Austria.

Belgium.    The offer is exclusively conducted in Belgium under applicable private placement exemptions and has, therefore, not been and will not be notified to, and the offer to exchange or any other offering material has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen). Accordingly, the offer may not be advertised and the offer will not be extended and no memorandum, information circular, brochure or any similar document has or will be distributed, directly or indirectly, to any person in Belgium other than “qualified investors” in the sense of Article 10 of the Belgian Law of 16 June 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets (as amended from time to time). This offer to exchange has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the offer. Accordingly, the information contained herein may not be used for any other purpose nor disclosed to any other person in Belgium.

Bermuda.    The offer is private and not intended for the public. This offer to exchange has not been approved by the Bermuda Monetary Authority or the Registrar of Companies in Bermuda. Any representation to the contrary, express or implied, is prohibited.

Cayman Islands.    No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the common stock as Avery Dennison is not listed on the Cayman Islands Stock Exchange.

Denmark.    This offer to exchange has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other regulatory authority in the Kingdom of Denmark. The common stock has not been offered or sold and may not be offered, sold or delivered directly or indirectly in Denmark, unless in compliance with Chapters 6 or 12 of the Danish Act on Trading in Securities and executive orders issued pursuant thereto as amended from time to time. Accordingly, this offer to exchange may not be made available nor may the common stock otherwise be marketed and offered for sale in Denmark other than in circumstances which are deemed not to be a marketing or an offer to the public in Denmark.

European Union.    This offer to exchange has been prepared on the basis that the offer will only be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area (“EEA”), from the requirement to produce a prospectus for the offer. Accordingly, any person making or intending to make the offer within the EEA should only do so in circumstances in which no obligation arises for Avery Dennison to produce a prospectus for such offer. Avery Dennison has not authorized, nor does it authorize, the making of the offer through any financial intermediary. The “Prospectus Directive” as used herein means Directive 2003/71/EC of the European Parliament and Council.

France.    No prospectus or offer to exchange (including any amendment or supplement thereto or replacement thereof) has been prepared in connection with the offer that has been submitted for clearance to or approved by the Autorité des marchés financiers; no common stock has been offered or sold nor will any common stock be offered or sold, directly or indirectly, to the public in France; neither a prospectus, the offer to exchange nor any other offering material relating to the common stock has been distributed or caused to be distributed, and a prospectus, the offer to exchange and any other offering material relating to the common stock will not be distributed or caused to be distributed to the public in France; such offer, sales and distributions have been and shall only be made in France to (i) persons providing investment services relating to portfolio management for the account of third parties and/or (ii) qualified investors (investisseurs qualifiés) acting for their own account, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the Code monétaire et financier.

Germany.    Any offer or solicitation of securities within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz (the “WpPG”)), which implements the Prospectus Directive in Germany, and any other applicable laws in the Federal Republic of Germany. The offer and solicitation of securities to the public in Germany requires the prior publication (with specific requirements for a publication being set out in the WpPG) of a prospectus drawn up in accordance with the Prospectus Directive and the WpPG (a “PD-compliant Prospectus”) approved by the German Federal Financial Services Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht (the “BaFin”)) or the notification of a PD-compliant Prospectus approved by another competent authority in the EEA in accordance with Art. 17 and Art. 18 of the Prospectus Directive. This offer to exchange does not constitute a PD-compliant Prospectus and has not been and will not be submitted for approval to the BaFin. It may not be supplied to the public in Germany or used in connection with any offer for subscription of common stock to the public, any public marketing of common stock or any public solicitation for offer to subscribe for or otherwise acquire common stock in Germany. This offer to exchange is personally addressed only to a limited number of persons in Germany who are qualified investors, as defined in the WpPG, is strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Greece.    No prospectus subject to the approval of the Hellenic Capital Markets Commission or another EU equivalent authority has been prepared in connection with the offer. The common stock may not be offered or sold, directly or indirectly, to the public in Greece and neither this offer to exchange nor any other offering material or information contained herein relating to the common stock may be released, issued or distributed to the public in Greece or used in connection with any offering in respect of the common stock to the public in Greece. The common stock may exclusively be offered to qualified investors acting for their own account as defined under article 2(1)(ac) of Greek Law 3401/2005 and the Prospectus Directive and/or under circumstances where the offer of the common stock is allowed without prior publication of a prospectus and/or where the offer of the common stock is exempted from the publication of a prospectus according to Greek Law 3401/005 and/or the Prospectus Directive. The offer does not constitute a solicitation by anyone not authorised to so act and this offer to exchange may not be used for or in connection with the offer to solicit anyone to whom it is unlawful under Greek laws to make such offer in the context of article 10 of Greek law 876/1979.

Hong Kong.    The common stock may not be offered or sold in Hong Kong, by means of this offer to exchange or any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No advertisement, invitation or document relating to common stock, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) will be issued other than with respect to the common stock which is or is intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Israel.    In the State of Israel this offer to exchange shall not be regarded as an offer to the public to purchase the common stock under the Israeli Securities Law 5728 – 1968 (the “ISL”), which requires a prospectus to be published and authorised by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the ISL, including, among others, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) if the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the ISL, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in respect to counting the Addressed Investors. Qualified Investors may have to submit written evidence that they meet the definitions set out in the First Addendum to the ISL. Addressed Investors may have to submit written evidence in respect of their identities. Avery Dennison has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the ISL. Avery Dennison has not and will not distribute this offer to exchange or make, distribute or direct an offer to subscribe for the common stock to any person within the State of Israel, other than to Qualified Investors and Addressed Investors.

Italy.    The offer is not being made in the Republic of Italy and the offer to exchange has not been submitted to the clearance procedure of the COMMISSIONE NAZIONALE PER LE SOCIETA E LA BORSA (CONSOB) and/or the Bank of Italy pursuant to Italian laws and regulations. Accordingly, holders of Corporate HiMEDS Units are hereby notified that, to the extent such holders are Italian residents or persons located in the Republic of Italy, the offer is not available to them and they may not submit for exchange the Corporate HiMEDS Units in the offer nor may the common stock issued in connection with the offer be offered, sold or delivered in the Republic of Italy and, as such, any acceptances received from such persons shall be ineffective and void, and neither the NOTE D’INFORMATION nor any other offering material relating to the offer, the Corporate HiMEDS Units or the common stock issued in connection with the offer may be distributed or made available in the Republic of Italy.

Japan.    The common stock has not been registered under the Securities and Exchange Law of Japan. The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Portugal.    This offer to exchange has not been nor will it be subject to the approval of the Portuguese Securities Market Commission (the “CMVM”). No approval action has been or will be requested from the CMVM that would permit a public offering of any of the common stock referred to in this offer to exchange; therefore the same cannot be offered to the public in Portugal. Accordingly, no common stock may be offered, sold or delivered except in circumstances that will result in compliance with any applicable laws and regulations. In particular, this offer to exchange and the offer of common stock are only intended for qualified investors within the meaning of Article 30 of the Portuguese Securities Code (CÓdigo dos Valores Mobiliários).

Singapore.    The offer of common stock is made only to and directed at, and the common stock is only available to, persons in Singapore who are existing holders of the Corporate HiMEDS Units previously issued by Avery Dennison. This offer to exchange has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offer to exchange and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) existing holders of Corporate HiMEDS Units or (ii) pursuant to, and in accordance with, the conditions of an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

Switzerland.    The common stock may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland. Neither this offer to exchange nor any other offering or marketing material relating to Avery Dennison or the common stock constitutes a prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations (Schweizerisches Obligationenrecht), and neither this document nor any other offering material relating to Avery Dennison or the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

United Kingdom.    This communication is only directed at persons who (i) are outside the United Kingdom or (ii) are investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”) or (iii) are high net worth entities or other persons to whom it may lawfully be communicated falling within Article 49(2)(a) to (e) of the Financial Promotion Order, or (iv) fall within Article 43 of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

QUESTIONS AND ANSWERS ABOUT THE OFFER

These answers to questions that you may have as a holder of Corporate HiMEDS Units, as well as the “Summary of the Offer,” provide an overview of material information regarding the offer that is included elsewhere or incorporated by reference in this offer to exchange. To fully understand the offer and the other considerations that may be important to your decision about whether to participate in the offer, you should carefully read this offer to exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this offer to exchange.

Q1	Why is Avery Dennison making the offer?

A1	We are making this offer to increase our capital levels while reducing the amount of our outstanding debt. We do not believe there is a reasonable likelihood that the offer will, and it is not the purpose of the offer to, either directly or indirectly, cause the Corporate HiMEDS to be de-listed from the New York Stock Exchange.

Q2	What amount of Corporate HiMEDS Units is being sought in the offer?

A2	We are offering to exchange up to an aggregate of 8,360,000 of our outstanding Corporate HiMEDS Units.

Q3	What will participating Corporate HiMEDS Units holders receive in the offer?

A3	For each Corporate HiMEDS Unit that you validly tender and that we accept for exchange, you will receive 0.9756 shares of our common stock plus $6.50 in cash (which includes the accrued and unpaid contract adjustment payments with respect to the purchase contracts and the accrued and unpaid interest with respect to the HiMEDS senior notes) upon the terms and subject to the conditions set forth in this offer to exchange and the related letter of transmittal.

Our common stock and the Corporate HiMEDS Units are listed on the New York Stock Exchange under the symbols “AVY” and “AVY PrA,” respectively. The last reported sale price per share of our common stock on the New York Stock Exchange was $24.07 on February 2, 2009. On February 2, 2009, the last reported sale price per Corporate HiMEDS Unit on the New York Stock Exchange was $28.25.

Q4	May I tender only a portion of the Corporate HiMEDS Units that I hold?

A4	Yes. You do not have to tender all of your Corporate HiMEDS Units to participate in the offer.

Q5	Is the offer subject to conditions?

A5	Yes. The offer is subject to conditions, which we may waive. If any of the conditions is not satisfied or waived, we will not accept and exchange any validly tendered Corporate HiMEDS Units. For more information regarding the conditions to the offer, see the section of this offer to exchange entitled “Description of the Offer—Conditions to the Offer.”

Q6	How do I tender my Corporate HiMEDS Units?

A6	If your Corporate HiMEDS Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your Corporate HiMEDS Units on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through ATOP. See “Description of the Offer—Procedures for Tendering Corporate HiMEDS Units.”

Q7	What happens if some or all of my Corporate HiMEDS Units are not accepted for exchange?

A7	If we decide for any reason not to accept some or all of your Corporate HiMEDS Units, the Corporate HiMEDS Units not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the offer. In the case of Corporate HiMEDS Units tendered by book-entry transfer into the Exchange Agent’s account at DTC, DTC will credit any validly withdrawn or unaccepted Corporate HiMEDS Units to your account at DTC. For more information, see the section of this offer to exchange entitled “Description of the Offer—Procedures for Tendering Corporate HiMEDS Units.”

Q8	Until when may I withdraw previously tendered Corporate HiMEDS Units?

A8	If not previously returned, you may withdraw previously tendered Corporate HiMEDS Units at any time until the offer has expired, that is, 12:01 a.m., New York City time, on March 4, 2009, unless extended or earlier terminated by us. In addition, you may withdraw any Corporate HiMEDS Units that you tender that are not accepted for exchange by us after the expiration of 40 business days from the commencement of the offer. For more information, see the section of this offer to exchange entitled “Description of the Offer—Withdrawals of Tenders.”

Q9	How do I withdraw previously tendered Corporate HiMEDS Units?

A9	To withdraw previously tendered Corporate HiMEDS Units, you are required to submit a notice of withdrawal to the Exchange Agent, in accordance with the procedures described herein and in the letter of transmittal. See “Description of the Offer—Withdrawal of Tenders.” For further information on how to withdraw previously-tendered Corporate HiMEDS Units, contact the Exchange Agent at the telephone number set forth on the back cover of this offer to exchange.

Q10	Will I have to pay any fees or commissions if I tender my Corporate HiMEDS Units?

A10	If your Corporate HiMEDS Units are held through a broker, dealer, commercial bank, trust company or other nominee who tenders the Corporate HiMEDS Units on your behalf, you may be charged a commission for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Q11	With whom may I talk if I have questions about the offer?

A11	If you have questions regarding the offer, please contact D. F. King, the Information Agent, for the offer at the address and telephone numbers listed on the back cover page of this offer to exchange. See “Exchange Agent and Information Agent.”

Q12	If I participate by tendering my Corporate HiMEDS Units, will I receive the quarterly contract adjustment payments and interest payments that are payable after the expiration date?

A12	No. If your Corporate HiMEDS Units are validly tendered and accepted for exchange, you will lose your right to receive payments with respect to your Corporate HiMEDS Units to be made after completion of the offer.

Q13	How does the cash payment I will receive if I tender my Corporate HiMEDS Units compare to the payments I would receive on the Corporate HiMEDS Units if I do not tender?

A13	If you participate in the offer and we accept your validly tendered Corporate HiMEDS Units for exchange, you will receive, for each such Corporate HiMEDS Unit, 0.9756 shares of our common stock and $6.50 in cash on the settlement date of the offer. In addition, you will be entitled to receive cash dividends on our common stock if, when and as may be declared by our board of directors from time to time on or after the settlement date of the offer.

If you do not participate in the offer, you will be entitled to receive $0.984375 for each Corporate HiMEDS Units on each of May 15, August 15 and November 15, 2009 and February 15, May 15, August 15 and November 15, 2010 on which you continue to hold Corporate HiMEDS Units, which totals $6.890625 in aggregate. Except as described below, you will receive no further quarterly payments after the purchase contract settlement date (defined herein). If you cash settle your purchase contract and you retain your HiMEDS senior note and there is a failed remarketing, then you will be entitled to receive quarterly interest payments at the rate of 5.350% per year until November 15, 2020 (but not the quarterly contract adjustment payments, which terminate on the purchase contract settlement date). If you cash settle your purchase contract and you retain your HiMEDS senior note and there is a successful remarketing, you will be entitled to receive semi-annual interest payments at the “reset rate,” as determined by the remarketing agent with such reset rate becoming effective on the purchase contract settlement date, until November 15, 2020 (or such earlier maturity date which shall be not earlier than November 15, 2012 as we may elect in connection with a successful remarketing) (but not the quarterly contract adjustment payments, which terminate on the purchase contract settlement date). You will be entitled to receive cash dividends on our common stock if, when and as may be declared by our board of directors from time to time on or after the purchase contract settlement date, only after satisfying your stock purchase obligations under the purchase contracts on the purchase contract settlement date. See “Comparison of Rights of Holders of Corporate HiMEDS Units and Holders of Avery Dennison Common Stock—Dividends/Distributions.”

Q14	Will I receive the contract adjustment payments with respect to the purchase contracts and interest payments with respect to the HiMEDS senior notes on February 15, 2009?

A14	The February 15, 2009 contract adjustment payments with respect to the purchase contracts and interest payments with respect to the HiMEDS senior notes will be paid in the ordinary course to holders of record as of February 1, 2009.

Q15	Will Avery Dennison exchange all validly tendered Corporate HiMEDS Units?

A15	We may not exchange all of the Corporate HiMEDS Units that you tender in the offer. If holders validly tender more than an aggregate of 8,360,000 Corporate HiMEDS Units for exchange, we will accept an aggregate of not more than 8,360,000 Corporate HiMEDS Units from all holders, prorated among the tendering holders. We will also prorate if we conclude based on discussions with the New York Stock Exchange that the Corporate HiMEDS Units are likely to be de-listed as a result of our acceptance of all such Corporate HiMEDS Units validly tendered and not withdrawn in the offer. Any Corporate HiMEDS Units tendered but not accepted because of proration will be returned to you. See “Description of the Offer—Priority of Exchanges and Proration.”

Q16	If the offer is consummated and I do not participate in the offer or I do not exchange all of my Corporate HiMEDS Units in the offer, how will my rights and obligations under my unexchanged Corporate HiMEDS Units be affected?

A16	The terms of your Corporate HiMEDS Units that remain outstanding after the consummation of the offer will not change as a result of the offer. On the purchase contract settlement date, you will be obligated to purchase from us, for the stated amount of $50.00, a fraction of a newly issued share of our common stock equal to the “settlement rate.” The settlement rate will be calculated based on the price of our common stock and cannot exceed 0.9756 shares, subject to adjustment as described in the section of this offer to exchange entitled “Comparison of Rights of Holders of Corporate HiMEDS and Holders of Avery Dennison Common Stock—Conversion.”

Q17	How will the offer affect the trading market for the Corporate HiMEDS Units that are not exchanged?

A17	If a sufficiently large number of Corporate HiMEDS Units do not remain outstanding after the offer, the trading market for the remaining outstanding Corporate HiMEDS Units may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Corporate HiMEDS Units. See “Effects of the Offer on the Market for Corporate HiMEDS Units; Registration Under the Exchange Act; New York Stock Exchange Listing.”

Q18	Is Avery Dennison making a recommendation regarding whether you should tender in the offer?

A18	No. We are not making any recommendation regarding whether you should tender or refrain from tendering your Corporate HiMEDS Units in the offer. You must make your own determination as to whether to tender your Corporate HiMEDS Units in the offer and, if so, the number of Corporate HiMEDS Units to tender. Before making your decision, we urge you to carefully read this offer to exchange in its entirety, including the information set forth in the section of this offer to exchange entitled “Risk Factors,” and the other documents incorporated by reference in this offer to exchange.

Q19	Will the common stock be freely tradable?

A19	The common stock that you receive in the offer should be freely tradable, except by persons who are considered to be our “affiliates,” as that term is defined in the Securities Act, or in some cases by persons who hold Corporate HiMEDS Units that were previously held by an affiliate of ours. The Corporate HiMEDS Units and the underlying shares of common stock were issued pursuant to an effective registration statement on November 20, 2007. The offer is being made to you in reliance on an exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) of the Securities Act. As a result, the common stock we issue to you in exchange for your Corporate HiMEDS Units will have similar characteristics to the Corporate HiMEDS Units with respect to transfers to third parties. If your Corporate HiMEDS Units are freely tradable, the common stock you receive in exchange will also be freely tradable.

Q20	When does the offer expire?

A20	The offer will expire at 12:01 a.m., New York City time, on March 4, 2009, unless extended or earlier terminated by us.

Q21	Under what circumstances can the offer be extended, terminated or amended?

A21	We reserve the right to extend the offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the offer in any respect prior to the expiration date. Further, we may be required by law to extend the offer if we make a material change in the terms of the offer or in the information contained in this offer to exchange or waive a material condition to the offer. During any extension of the offer, Corporate HiMEDS Units that were previously tendered and not validly withdrawn will remain subject to the offer. We reserve the right, in our sole and absolute discretion, to terminate the offer, at any time prior to the expiration date, if any condition to the offer is not met. If the offer is terminated, no Corporate HiMEDS Units will be accepted for exchange and any Corporate HiMEDS Units that have been tendered will be returned to the holder. For more information regarding our right to extend, terminate or amend the offer, see the section of this offer to exchange entitled “Description of the Offer—Extension, Termination or Amendment.”

Q22	How will I be notified if the offer is extended, terminated or amended?

A22	Any extension, termination or amendment of the offer will be followed promptly by announcement thereof, such announcement in the case of an extension of the offer to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. For more information regarding notification of extensions, termination or amendment of the offer, see the sections of this offer to exchange entitled “Description of the Offer—Extension, Termination or Amendment” and “Description of the Offer—Announcements.”

Q23	What risks should I consider in deciding whether or not to tender my Corporate HiMEDS Units?

A23	In deciding whether to participate in the offer, you should carefully consider the risks described in the section of this offer to exchange entitled “Risk Factors,” and the documents incorporated by reference in this offer to exchange.

Q24	Are the financial condition and results of operations of Avery Dennison relevant to my decision to tender in the offer?

A24	Yes. The price of both our common stock and the Corporate HiMEDS Units are closely linked to our financial condition and results of operations. The successful completion of the offer will reduce our debt service obligations and other related commitments.

Q25	May I participate in the offer by tendering Treasury HiMEDS Units for exchange?

A25	No. We are not offering to exchange any Treasury HiMEDS Units. If you own Treasury HiMEDS Units and you desire to participate in the offer, you may recreate Corporate HiMEDS Units from your Treasury HiMEDS Units, and then tender the recreated Corporate HiMEDS Units. You may contact the Information Agent at the telephone number set forth on the back cover of this offer to exchange for more information on how to recreate Corporate HiMEDS Units from Treasury HiMEDS Units in order to participate in the offer. See “Description of the Offer—Terms of the Offer.”

Q26	What are the federal income tax consequences of my participating in the offer?

A26	We intend to treat the exchange of your Corporate HiMEDS Units for shares of our common stock plus cash pursuant to the offer to exchange as a cash settlement of the purchase contract and an exchange of the HiMEDS senior note for shares of common stock, cash (other than the portion of such cash that is properly allocable to accrued and unpaid interest or accrued and unpaid contract adjustment payments), and a deemed amount equal to the fair market value to you of being relieved of your obligation under the purchase contract. For more information, see the section of this offer to exchange entitled “Certain United States Federal Income Tax Considerations.”

OUR BUSINESS

Avery Dennison was incorporated in 1977 in the state of Delaware as Avery International Corporation, the successor corporation to a California corporation of the same name, which was incorporated in 1946. In 1990, the Company merged one of its subsidiaries into Dennison Manufacturing Company, as a result of which Dennison became a wholly-owned subsidiary of the Company, and in connection with which the Company’s name was changed to Avery Dennison Corporation. Our businesses include the production of pressure-sensitive materials, office products and a variety of tickets, tags, labels and other converted products. Some pressure-sensitive materials are “converted” into labels and other products through embossing, printing, stamping and die-cutting, and some are sold in unconverted form as base materials, tapes and reflective sheeting. We also manufacture and sell a variety of office products and other converted products and other items not involving pressure-sensitive components, such as binders, organizing systems, markers, fasteners, business forms, as well as tickets, tags, and imprinting equipment for retail and apparel manufacturers.

A pressure-sensitive, or self-adhesive, material is one that adheres to a surface by press-on contact. It generally consists of four elements: a face material, which may be paper, metal foil, plastic film or fabric; an adhesive, which may be permanent or removable; a release coating; and a backing material to protect the adhesive against premature contact with other surfaces, and which can also serve as the carrier for supporting and dispensing individual labels. When the products are to be used, the release coating and protective backing are removed, exposing the adhesive, and the label or other face material is pressed or rolled into place.

Self-adhesive materials may initially cost more than materials using heat or moisture activated adhesives, but the use of self-adhesive materials often provides cost savings because of their easy and instant application, without the need for adhesive activation. They also provide consistent and versatile adhesion, with minimal adhesive deterioration and are available in a large selection of materials in nearly any size, shape and color.

Our reporting segments are:

•	Pressure-sensitive Materials

•	Retail Information Services

•	Office and Consumer Products

In addition to our reporting segments, we have other specialty converting businesses comprised of several businesses that produce specialty tapes and highly engineered labels including radio frequency identification inlays and labels, and other converted products. On June 15, 2007, we completed the acquisition of Paxar Corporation (“Paxar”), a global leader in retail tag, ticketing, and branding systems. The Paxar operations were included in the Company’s Retail Information Services segment. Our business is more fully described in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference into this offer to exchange.

RECENT DEVELOPMENTS

On January 23, 2009, the Company entered into an amendment to its credit agreement for a $1 billion revolving credit facility (the “Revolver”) with certain domestic and foreign banks (the “Revolver Lenders”), maturing August 10, 2012. The amendment increases the Company’s flexibility for a specified period of time under the customary financial covenants to which the Revolver is subject and excludes certain restructuring charges from the calculation of certain ratios under those covenants. The amendment increases the typical annual interest rate of the Revolver to the annual rate of, at the Company’s option, either (i) between LIBOR plus 1.800% and LIBOR plus 3.500%, depending on the Company’s debt ratings by either Standard & Poor’s (“S&P”) or Moody’s Investors Service (“Moody’s”), or (ii) the higher of (A) the federal funds rate plus 0.50% or (B) the prime rate, plus between 0.800% and 2.500%, depending on the Company’s debt ratings by either S&P or Moody’s. The amendment also provides for an increase in the facility fee payable under the Revolver to the annual rate of between 0.200% and 0.500%, depending on the Company’s debt ratings by either S&P or Moody’s.

On January 23, 2009, Avery Dennison Office Products Company (“ADOPC”), a wholly-owned subsidiary of the Company, entered into an amendment to its credit agreement for a $400 million term loan credit facility (“Credit Facility”) with certain domestic and foreign banks (the “Lenders”), maturing February 8, 2011. ADOPC’s payment and performance under the agreement remain guaranteed by the Company. The amendment increases the Company’s flexibility for a specified period of time under the customary financial covenants to which the Credit Facility is subject and excludes certain restructuring charges from the calculation of certain ratios under those covenants. The amendment also increases the typical annual interest rate of the Credit Facility to the annual rate of, at ADOPC’s option, either (i) between LIBOR plus 2.000% and LIBOR plus 4.000%, depending on the Company’s debt ratings by either S&P or Moody’s, or (ii) the higher of (A) the federal funds rate plus 0.50% or (B) the prime rate, plus between 1.000% and 3.000%, depending on the Company’s debt ratings by either S&P or Moody’s. The amendment provides for the partial repayment of the loans under the Credit Facility in $15 million quarterly installments beginning in April 2009.

BACKGROUND AND PURPOSE OF THE OFFER

The purpose of the offer is to strengthen our financial condition in light of the current economic environment by increasing our capital levels while reducing the amount of our outstanding debt. We do not believe there is a reasonable likelihood that the offer will, and it is not the purpose of the offer to, either directly or indirectly, cause the Corporate HiMEDS Units to be de-listed from the New York Stock Exchange.

USE OF PROCEEDS

Avery Dennison will not receive any cash proceeds from the offer. The Corporate HiMEDS Units exchanged in connection with the offer will be retired and cancelled.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offer to exchange contains or incorporates by reference documents containing various forward-looking statements that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

Words such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intend,” “may,” “objective,” “plan,” “potential,” “project,” “seek,” “shall,” “should,” “target,” “will,” “would,” or variations thereof and other expressions, which refer to future events and trends, identify forward-looking statements. All statements contained in or incorporated by reference into this offer to exchange, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, as updated by our subsequent Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and the other documents specifically incorporated by reference herein. Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Factors that could cause our actual results to be materially different from our expectations include, among others, the risk factors set forth herein (see “Risk Factors”), and the following: risks and uncertainties relating to investment in development activities and new production facilities; fluctuations in cost and availability of raw materials; ability of the Company to achieve and sustain targeted cost reductions; ability of the Company to generate sustained productivity improvement; successful integration of acquisitions; successful implementation of new manufacturing technologies and installation of manufacturing equipment; the financial condition and inventory strategies of customers; customer and supplier concentrations; changes in customer order patterns; loss of significant contract(s) or customer(s); timely development and market acceptance of new products; fluctuations in demand affecting sales to customers; impact of competitive products and pricing; selling prices; business mix shift; volatility of capital and credit markets; credit risks; ability of the Company to obtain adequate financing arrangements and to maintain access to capital; fluctuations in interest rates; fluctuations in pension, insurance and employee benefit costs; impact of legal proceedings, including a previous government investigation into industry competitive practices, and any related proceedings or lawsuits pertaining thereto or to the subject matter thereof related to the concluded investigations by the U.S. Department of Justice (“DOJ”) (including purported class actions seeking treble damages for alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation), as well as the impact of potential violations of the U.S. Foreign Corrupt Practices Act; changes in governmental regulations; changes in political conditions; fluctuations in foreign currency exchange rates and other risks associated with foreign operations; worldwide and local economic conditions; impact of epidemiological events on the economy and the Company’s customers and suppliers; acts of war, terrorism, natural disasters; and other factors.

The Company believes that the most significant risk factors that could affect its financial performance in the near-term include (1) the impact of economic conditions on underlying demand for the Company’s products; (2) the impact of competitors’ actions, including pricing, expansion in key markets, and product offerings; (3) the degree to which higher costs can be offset with productivity measures and/or passed on to customers through selling price increases, without a significant loss of volume; (4) potential adverse developments in legal proceedings and/or investigations regarding competitive activities, including possible fines, penalties, judgments or settlements; and (5) the ability of the Company to achieve and sustain targeted cost reductions.

Accordingly, you should not place undue reliance on the forward-looking statements contained or incorporated by reference in this offer to exchange. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

INDUSTRY AND MARKET DATA

In this offer to exchange and in the documents incorporated by reference herein, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION

We are “incorporating by reference” certain information we file with the SEC into this offer to exchange, which means that we may disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this offer to exchange. We incorporate by reference into this offer to exchange the documents listed below, which were filed with the SEC, and such documents form an integral part of this offer to exchange:

•	Our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, filed with the SEC on February 27, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2008, June 28, 2008 and September 27, 2008, filed with the SEC on May 8, 2008, August 7, 2008, and November 6, 2008, respectively;

•	Our Definitive Proxy Statement on Form 14A filed with the SEC on March 17, 2008; and

•	Our Current Reports on Form 8-K filed with the SEC on January 29, 2008, February 11, 2008, March 3, 2008, April 30, 2008, December 11, 2008, December 24, 2008, and January 27, 2009; and our Current Report on Form 8-K/A filed with the SEC on December 11, 2008.

We will file an amendment to the Schedule TO to incorporate by reference into this offer to exchange all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the expiration date. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC.

Any statement contained in this offer to exchange or in a document (or part thereof) incorporated or considered to be incorporated by reference in this offer to exchange shall be considered to be modified or superseded for purposes of this offer to exchange to the extent that a statement contained in this offer to exchange or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this offer to exchange modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this offer to exchange.

Copies of each of the documents incorporated by reference into this offer to exchange (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost by contacting D. F. King, the Information Agent, or Avery Dennison at the following addresses and telephone numbers:

D. F. King & Co., Inc.	Avery Dennison Corporation
48 Wall Street, 22nd Floor	150 North Orange Grove Boulevard
New York, New York 10005	Pasadena, CA 91103
Banks and Brokers call: (212) 269-5550 (Collect)	Attention: Investor Relations
All others call Toll-free: (800) 758-5880	Telephone: (626) 304-2165

Avery Dennison is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and information statements and other information with the SEC. You may read and copy any document Avery Dennison files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580,

Washington, DC 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800- SEC-0330 or visit the SEC’s website at www.sec.gov for further information on the public reference room. Avery Dennison’s filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym “EDGAR” and may be accessed at www.sec.gov, as well as from commercial document retrieval services.

RISK FACTORS

Your decision whether to participate in the offer, and to exchange the Corporate HiMEDS Units for the offer consideration will involve risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this offer to exchange and the documents incorporated by reference herein, before deciding whether to participate in the offer. Whether or not you elect to tender your Corporate HiMEDS Units, you should also review the risks attendant to being an investor in our equity and debt securities that are described in “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, filed on February 27, 2008, as updated by Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2008, filed on November 6, 2008, which are incorporated by reference herein.

RISKS TO HOLDERS OF NON-TENDERED CORPORATE HIMEDS UNITS

There will be less liquidity in the market for non-tendered Corporate HiMEDS Units, and the market prices for non-tendered Corporate HiMEDS Units may therefore decline.

If the offer is consummated, the number of outstanding Corporate HiMEDS Units will be reduced, perhaps substantially, which would likely adversely affect the liquidity of non-tendered Corporate HiMEDS Units. An issue of securities with a small number available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Corporate HiMEDS Units that are not validly tendered in the offer may be adversely affected. The reduced float also may tend to make the trading prices of Corporate HiMEDS Units that are not exchanged more volatile. See “Effects of The Offer on the Market for Corporate HiMEDS Units; Registration Under The Exchange Act; New York Stock Exchange Listing.”

If you do not tender your Corporate HiMEDS Units and we become subject to a bankruptcy or similar proceeding, you may recover less than you would have had you tendered your Corporate HiMEDS Units for offer consideration.

If you are a holder of Corporate HiMEDS Units, you are being offered common stock and cash as the offer consideration. Prior to the maturity date of the HiMEDS senior notes, we may become subject to a bankruptcy or similar proceeding. If you are a holder of Corporate HiMEDS Units who does not tender such Corporate HiMEDS Units and we become subject to a bankruptcy or similar proceeding prior to the maturity of the HiMEDS senior notes, you may receive less than the cash amount you would have received had you tendered your Corporate HiMEDS Units for the offer consideration.

RISKS TO HOLDERS OF COMMON STOCK ISSUED IN THE OFFER

The offer consideration does not reflect any independent valuation of the Corporate HiMEDS Units or the common stock.

We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the offer consideration or the relative values of Corporate HiMEDS Units and offer consideration. If you tender your Corporate HiMEDS Units, you may or may not receive more than or as much value as if you choose to keep them.

The offer may not be consummated.

If each of the conditions to the offer is not satisfied or waived, we will not accept any Corporate HiMEDS Units tendered in the offer. See “Description of the Offer—Conditions to the Offer” for a list of the conditions to the consummation of the offer.

A holder of Corporate HiMEDS Units participating in the offer will become subject to all of the risks and uncertainties faced by holders of the common stock, which may be different from or greater than those associated with holding the Corporate HiMEDS Units.

A holder of Corporate HiMEDS Units participating in the offer will become subject to all of the risks and uncertainties associated with ownership of our common stock. These risks may be different from or greater than those associated with holding the Corporate HiMEDS Units. A holder exchanging Corporate HiMEDS Units for common stock will forego the right to receive future interest payments on the HiMEDS senior notes and to receive priority over the equity holders of Avery Dennison in the event that we become subject to a bankruptcy or similar proceeding. As such, a holder of Corporate HiMEDS Units participating in the exchange may have greater exposure to the risks and uncertainties facing the Company and its subsidiaries generally, which are more fully described in our 2007 Annual Report on Form 10-K and subsequently filed Forms 10-Q and 8-K.

The common stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of common stock are equity interests. This means the shares of common stock will rank junior to our indebtedness, to any preferred stock we may issue, and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our bankruptcy or similar proceeding. Our existing and future indebtedness may restrict payment of dividends on the common stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of our common stock, holders are only entitled to receive dividends out of assets or funds legally available for payment of dividends at such times and in such amounts as our board of directors from time to time may determine. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the New York Stock Exchange.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the New York Stock Exchange. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

The exchange ratio is fixed and will not be adjusted. The market price of shares of our common stock may fluctuate, and you cannot be sure of the market value of the shares of common stock issued in the offer.

Upon completion of the offer, each holder that validly tenders Corporate HiMEDS Units will receive 0.9756 shares of our common stock and $6.50 in cash (which includes the accrued and unpaid contract adjustment payments with respect to the purchase contracts and the accrued and unpaid interest with respect to the HiMEDS senior notes) for each tendered Corporate HiMEDS Unit. The exchange ratio will not be adjusted due to any increases or decreases in the price of common stock or Corporate HiMEDS Units between the date of this offer to exchange and the expiration date. The value of the common stock received in the offer will depend upon the market price of a share of our common stock on the settlement date. The trading price of the common stock will likely be different on the settlement date than it is as of the date the offer commences because of ordinary trading fluctuations as well as changes in the business, operations or prospects of the Company, market reactions to the offer, general market and economic conditions and other factors, many of which may not be within our control.

We may extend the offer, during which time the market value of our common stock will fluctuate. See “Description of the Offer—Extension, Termination or Amendment.” Promptly following our acceptance of Corporate HiMEDS Units tendered in the offer, we will issue the shares of common stock, during which time the market value of our common stock will also fluctuate. At the time of the commencement of the offer, holders of Corporate HiMEDS Units will not know the exact market value of our common stock that will be issued in connection with the offer. The closing price of our common stock on the New York Stock Exchange on February 2, 2009 was $24.07 per share. From December 29, 2008, the first trading day of our first quarter in the 2009 fiscal year, through February 2, 2009, the trading price of our common stock ranged from a high of $33.61 per share to a low of $24.07 per share.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock or preferred stock could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur.

Although we have paid cash dividends in the past, we may not pay cash dividends in the future.

We have a history of paying dividends to our stockholders when sufficient cash is available. However, future cash dividends will depend upon our results of operations, financial condition, cash requirements and other factors, including the ability of our subsidiaries to make distributions to us, which ability may be restricted by statutory, contractual or other constraints. Also, there can be no assurance that we will continue to pay dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution.

CAPITALIZATION

The following table is for illustrative purposes only, and the assumptions contained therein are not intended to indicate Avery Dennison’s expectations as to the level of participation in the offer.

The following table sets forth as of September 27, 2008 on a consolidated basis:

•	the actual capitalization of Avery Dennison; and

•	the capitalization of Avery Dennison on a pro forma basis to reflect the consummation of the offer, assuming 8,360,000 Corporate HiMEDS Units are validly tendered and accepted in the offer.

This table should be read in conjunction with the “Selected Historical Consolidated Financial Data” elsewhere in this offer to exchange and the historical consolidated financial statements and related notes that are contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, and our Quarterly Reports on Form 10-Q for the quarters ended March 29, 2008, June 28, 2008 and September 27, 2008, each of which is incorporated by reference into this offer to exchange.

	As of September 27, 2008

	Actual	Pro Forma

	(in millions, except share data)

Debt:
Short-term and current portion of long-term debt	$721.6	$775.9
Long-term debt:
5.350% HiMEDS Senior Notes due 2020(1)	440.0	22.0
Medium-Term Notes	50.0	50.0
4.875% Senior Notes due 2013	250.0	250.0
6.625% Guaranteed Notes due 2017	249.0	249.0
6.0% Senior Notes due 2033	150.0	150.0
Other Long-term borrowings	400.0	400.0
Assumed debt	6.2	6.2

Total debt	2,266.8	1,903.0
Stockholders’ equity:
Common stock, $1.00 par value, 400,000,000 authorized, 124,126,624 shares issued and 106,285,574 shares outstanding (actual) and 124,126,624 shares issued and 114,441,590 shares outstanding (pro forma)(2)	124.1	124.1
Capital in excess of par value(3)	747.4	716.3
Retained earnings	2,382.3	2,370.8
Cost of unallocated ESOP shares	(3.8)	(3.8)
Employee stock benefit trusts	(358.7)	(358.7)
Treasury stock at cost, 17,841,050 shares (actual) and 9,685,034 shares (pro forma)	(867.7)	(449.7)
Accumulated other comprehensive income	75.0	80.3
Total stockholders’ equity	2,098.6	2,479.3

Total capitalization	$4,365.4	$4,382.4

______________________________
(1)	5.350% HiMEDS senior notes due 2020 are a component of the HiMEDS Units. The HiMEDS senior notes will mature on November 15, 2020, or such earlier date not earlier than November 15, 2012 as we may elect in connection with a successful remarketing of these HiMEDS senior notes, as described under “Comparison of Rights of Holders of Corporate HiMEDS Units and Holders of Avery Dennison Common Stock—Dividends/distributions.”

(2)	Excludes shares of common stock issuable upon settlement of the purchase contracts that are a component of the HiMEDS Units.

(3)	Present value of the HiMEDS Units contract adjustment payments was initially charged to stockholders’ equity.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables sets forth selected historical financial information for Avery Dennison on a consolidated basis derived from its: (i) unaudited financial statements as of and for the nine months ended September 27, 2008 and September 29, 2007, which are incorporated by reference into this offer to exchange; (ii) audited financial statements as of December 29, 2007 and December 30, 2006 and for the fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005, which are incorporated by reference into this offer to exchange; and (iii) audited financial statements as of December 31, 2005, January 1, 2005 and December 27, 2003 and for the fiscal years ended December 31, 2005 and January 1, 2005, which are not incorporated by reference into this offer to exchange. The historical financial information presented may not be indicative of our future performance. In addition, our results for the nine months ended September 27, 2008 are not necessarily indicative of results to be expected for the entire fiscal year ending December 27, 2008.

The selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the corresponding notes, which are incorporated by reference in this offer to exchange.

	Nine months ended
	(unaudited)			Fiscal year ended

(Dollars in millions)	Sept. 27, 2008	Sept. 29, 2007	2007(1)	2006	2005	2004	2003

Statement of income data:
Net sales	$5,198.9	$4,593.8	$6,307.8	$5,575.9	$5,473.5	$5,317.0	$4,736.8
Cost of products sold	3,850.3	3,352.9	4,585.4	4,037.9	3,996.6	3,891.5	3,418.4

Gross profit	1,348.6	1,240.9	1,722.4	1,538.0	1,476.9	1,425.5	1,318.4
Marketing general and administrative expenses	994.5	849.5	1,182.5	1,011.1	987.9	957.4	891.6
Interest expense	87.8	70.9	105.2	55.5	57.9	58.7	58.6
Other expense, net	23.9	43.2	59.4	36.2	63.6	35.2	30.5

Income from continuing operations before taxes	242.4	277.3	375.3	435.2	367.5	374.2	337.7
Taxes on income	18.9	53.2	71.8	76.7	75.3	93.9	93.1

Income from continuing operations	223.5	224.1	303.5	358.5	292.2	280.3	244.6
Income (loss) from discontinued operations net of tax	-	-	-	14.7	(65.4)	(1.3)	22.8

Net income	$223.5	$224.1	$303.5	$373.2	$226.8	$279.0	$267.4

Balance sheet data (at period end):
Total assets	$6,385.0	$6,137.3	$6,244.8	$4,324.9	$4,228.9	$4,420.9	$4,139.8
Total short-term debt and current portion of long-term debt	$721.6	$1,572.3	$1,110.8	$466.4	$364.7	$204.5	$292.6
Total long-term debt	$1,545.2	$755.5	$1,145.0	$501.6	$723.0	$1,007.2	$887.7
Total shareholder’s equity	$2,098.6	$1,914.0	$1,989.4	$1,696.2	$1,521.6	$1,558.0	$1,328.7

_____________________
Certain prior year amounts have been restated to reflect the change in method of accounting for inventory from last-in, first-out (“LIFO”) to first-in, first-out (“FIFO”) for certain businesses operating in the U.S.

(1) On June 15, 2007, we completed the acquisition of Paxar. Results for periods prior to 2007 do not reflect the acquisition of Paxar.

DESCRIPTION OF THE OFFER

Terms of the Offer

Upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal, we are offering to exchange up to 8,360,000 of the Corporate HiMEDS Units for shares of our common stock and cash. Corporate HiMEDS Units that are validly tendered, not validly withdrawn and accepted in the offer will be retired and cancelled upon exchange. In addition, Corporate HiMEDS Units that are validly tendered and not validly withdrawn will be subject to proration as described in this offer to exchange if (a) more than 8,360,000 Corporate HiMEDS Units are tendered or (b) we conclude based on discussions with the New York Stock Exchange that acceptance of the tendered Corporate HiMEDS Units in the offer is likely to result in de-listing.

Fractional shares will not be issued in the offer. If, under the terms of the offer, a tendering holder is entitled to receive an amount of common stock that is not a whole share, we will round downward such fractional share to a whole share. This rounded amount will be the number of shares of common stock such tendering holder will receive, and such tendering holder will receive an amount of cash in lieu of any fractional shares equal to the fraction of a share multiplied by the closing price per share of our common stock on the last business day immediately preceding the expiration date of the offer.

Avery Dennison is only offering to exchange Corporate HiMEDS Units. It is not offering to exchange Treasury HiMEDS Units. If you hold Treasury HiMEDS Units and you desire to participate in the offer, you may recreate Corporate HiMEDS Units, as applicable, from your Treasury HiMEDS Units, and then tender the recreated Corporate HiMEDS Units. You may contact the Information Agent at the telephone number and address set forth on the back cover of this offer to exchange for more information on how to recreate Corporate HiMEDS Units from Treasury HiMEDS Units in order to participate in the offer.

We are making the offer to holders of Corporate HiMEDS Units in reliance upon the exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Corporate HiMEDS Units. Our officers, directors and employees may solicit tenders from holders of our Corporate HiMEDS Units and will answer inquiries concerning the offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries. For a further discussion of the registration requirements of the Corporate HiMEDS Units, see “Certain Securities Laws Considerations.”

Accrued and Unpaid Interest and Contract Adjustment Payments

The cash portion of the offer consideration includes an amount equal to the accrued and unpaid contract adjustment payments with respect to the purchase contracts plus the accrued and unpaid interest in respect of the HiMEDS senior notes from the most recent payment date, which is February 15, 2009, to, but not including, the settlement date.

Expiration Date

For purposes of the offer, the term “expiration date” means 12:01 a.m., New York City time, on March 4, 2009, subject to our right to extend that time and date with respect to the offer in our absolute discretion, in which case the expiration date means the latest time and date to which the offer is extended.

In addition, we may terminate the offer if any condition to the offer is not satisfied on or after the expiration date. Any extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided above.

Extension, Termination or Amendment

Avery Dennison has the right to terminate or withdraw, in its sole discretion, the offer if the conditions to the offer are not met on or after the expiration date. Avery Dennison reserves the right, subject to applicable law, to (i)

waive any and all of the conditions to the offer on or prior to the expiration date and (ii) amend the terms of the offer. In any such event, the Corporate HiMEDS Units previously tendered pursuant to the offer will be promptly returned to the tendering holders.

Subject to the applicable regulations of the SEC, Avery Dennison expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the offer shall have occurred or shall have been determined by Avery Dennison to have occurred, to extend the period during which the offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of the offer, all Corporate HiMEDS Units previously tendered and not withdrawn will remain subject to the offer and may, subject to the terms and conditions of the offer, be accepted for exchange by Avery Dennison. See also “—Announcements.”

Any waiver, amendment or modification of the offer will apply to all Corporate HiMEDS Units tendered pursuant to the offer. If Avery Dennison makes a change that Avery Dennison determines to be material in any of the terms of the offer or waive a condition of the offer that Avery Dennison determines to be material, Avery Dennison will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Exchange Agent and will disseminate additional exchange offer documents and extend the offer and withdrawal rights as Avery Dennison determines necessary and to the extent required by law.

There can be no assurance that Avery Dennison will exercise its right to extend, terminate or amend the offer. During any extension and irrespective of any amendment to the offer, all Corporate HiMEDS Units previously tendered and not withdrawn will remain subject to the offer and may be accepted thereafter for exchange by Avery Dennison, subject to compliance with applicable law. In addition, Avery Dennison may waive conditions without extending the offer in accordance with applicable law.

Announcements

Any extension, termination or amendment of the offer will be followed promptly by announcement thereof, such announcement in the case of an extension of the offer to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Priority of Exchanges and Proration

Priority of exchanges

Upon the terms and subject to the conditions of the offer, if 8,360,000 or fewer Corporate HiMEDS Units are validly tendered and not validly withdrawn on or prior to the expiration date, we will accept for exchange all validly tendered Corporate HiMEDS Units if, and only if, the acceptance of such tendered Corporate HiMEDS Units would not result in the de-listing of the Corporate HiMEDS Units from the New York Stock Exchange.

Upon the terms and subject to the conditions of the offer, if more than 8,360,000 Corporate HiMEDS Units are validly tendered and not validly withdrawn on or prior to the expiration date, we will accept Corporate HiMEDS Units from all holders who validly tender Corporate HiMEDS Units, on a pro rata basis with appropriate adjustment to avoid fractional units. In addition, if we conclude based on discussions with the New York Stock Exchange that acceptance of the tendered Corporate HiMEDS Units in the offer is likely to result in de-listing , we will accept a pro rata amount of the Corporate HiMEDS Units tendered in the offer to ensure that the Corporate HiMEDS Units continue to be listed on the New York Stock Exchange after the consummation of the offer. Any Corporate HiMEDS Units tendered but not accepted because of proration will be returned to you. We will announce this proration percentage, if it is necessary, promptly after the expiration date.

Proration

If, for any reason, proration of tendered Corporate HiMEDS Units is required, we will determine the final proration factor promptly after the expiration date of the offer. Proration for each holder validly tendering Corporate HiMEDS Units will be based on the ratio of the number of Corporate HiMEDS Units validly tendered by the holder to the total number of Corporate HiMEDS Units validly tendered by all holders. This ratio will be applied to holders tendering Corporate HiMEDS Units to determine the number of Corporate HiMEDS Units, rounded up or down as nearly as practicable to the nearest whole unit, that will be purchased from each holder pursuant to the offer.

Because of the potential difficulty in determining the number of Corporate HiMEDS Units validly tendered and not withdrawn, we do not expect that we will be able to announce the final proration percentage until three to five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Holders may obtain preliminary proration information from the information agent, and may be able to obtain this information from their brokers. In the event of proration, we anticipate that we will commence exchange of the tendered Corporate HiMEDS Units promptly after the expiration date, but no later than five business days after the expiration date.

As described under the heading “Material United States Federal Income Tax Considerations,” you may be required to recognize taxable gain if you participate in the offer. If you are required to recognize taxable gain, the adjusted basis you have in the HiMEDS senior note that is part of each Corporate HiMEDS Unit will affect the United States federal income tax consequences of the exchange to you. If any of your HiMEDS senior notes has an adjusted basis that is different from any of your other HiMEDS senior notes and we prorate the tendered Corporate HiMEDS Units, you may wish to designate which of the Corporate HiMEDS Units are to be purchased in the offer. The letter of transmittal provides you the opportunity to designate the order of priority in which Corporate HiMEDS Units are to be purchased if we prorate the tendered Corporate HiMEDS Units.

Acceptance of Corporate HiMEDS Units for Exchange and Delivery of Offer Consideration

On the settlement date, if the offer is consummated, the offer consideration will be issued in exchange for Corporate HiMEDS Units validly tendered and not withdrawn in the offer and the Exchange Agent will pay the accrued and unpaid interest in respect of the HiMEDS senior notes accepted for exchange (i) by wire transfer to the Depositary Trust Company (“DTC”), in the case of Corporate HiMEDS Units accepted for exchange that were validly tendered and not withdrawn by book-entry transfer as described below or (ii) in all other cases, by check payable to the tendering holders whose Corporate HiMEDS Units have been accepted for exchange (unless a different payee is indicated under the Special Payment Instructions in the letter of transmittal).

If the conditions to the offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept tendered Corporate HiMEDS Units at the expiration date and after we receive validly completed and duly executed letters of transmittal or agent’s messages (as defined in “—Procedures for Tendering Corporate HiMEDS Units—Tendering of Corporate HiMEDS Units Through DTC” below) with respect to any and all of the Corporate HiMEDS Units validly tendered and not withdrawn for exchange at such time, by notifying the Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of Corporate HiMEDS Units validly tendered and not withdrawn under the offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue the offered consideration or return the Corporate HiMEDS Units deposited thereunder promptly after termination or withdrawal of the offer), or to terminate the offer and not accept for exchange any Corporate HiMEDS Units not previously accepted, (i) if any of the conditions to the offer shall not have been satisfied or validly waived by us, (ii) in order to comply in whole or in part with any applicable law, or (iii) for administrative purposes, as such may be required by difficulties in determining the final proration percentage. In all cases, the offer consideration for Corporate HiMEDS Units validly tendered and not withdrawn pursuant to the offer will be made only after timely receipt by the Exchange Agent of (1) certificates representing the Corporate HiMEDS Units, or timely confirmation of a book-entry transfer (a “book-entry confirmation”) of the Corporate HiMEDS Units into the Exchange Agent’s account at DTC, (2) the properly completed and duly executed letter of transmittal (or a facsimile thereof) or an agent’s message in lieu thereof and (3) any other documents required by the letter of transmittal.

For purposes of the offer, we will be deemed to have accepted for exchange validly tendered (and not validly withdrawn) Corporate HiMEDS Units as provided herein when, and if, we give oral or written notice to the Exchange Agent of our acceptance of the Corporate HiMEDS Units for exchange pursuant to the offer. In all cases, the exchange of Corporate HiMEDS Units pursuant to the offer will be made by deposit of the offer consideration with the Exchange Agent, which will act as your agent for the purposes of receiving the offer consideration from us, and delivering the offer consideration to you. On and after the settlement date, the tendering holders whose Corporate HiMEDS Units have been exchanged by us will cease to be entitled to receive interest and contract adjustment payments on such Corporate HiMEDS Units. Such tendering holders will receive the applicable consideration for the Corporate HiMEDS Units accepted for exchange. Also, promptly after the settlement date, the Exchange Agent will return to any holder of Corporate HiMEDS Units who partially tendered a physical Corporate HiMEDS Unit a certificate for the portion of the Corporate HiMEDS Unit that was not tendered. The Exchange Agent will mail all such non-tendered Corporate HiMEDS Units and checks by first-class mail unless such Corporate HiMEDS Units and/or checks represent more than $250,000, in which case they will be mailed by registered mail and, in the case of returned Corporate HiMEDS Units, insured separately for their replacement value.

If, for any reason whatsoever, acceptance for exchange of any Corporate HiMEDS Units validly tendered and not withdrawn pursuant to the offer is delayed (whether before or after our acceptance for exchange of the Corporate HiMEDS Units) or we extend the offer or are unable to accept for exchange the Corporate HiMEDS Units validly tendered and not withdrawn pursuant to the offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain validly tendered Corporate HiMEDS Units and those Corporate HiMEDS Units may not be withdrawn, subject to the circumstances described in “—Withdrawal of Tenders” below.

We will pay or cause to be paid all transfer taxes with respect to the acceptance of any Corporate HiMEDS Units unless the box titled “Special Payment or Issuance Instructions” or the box titled “Special Delivery Instructions” on the letter of transmittal has been completed, as described in the instructions thereto.

Under no circumstances will any interest be payable because of any delay in the transmission of funds to you with respect to accepted Corporate HiMEDS Units or otherwise, other than the accrued and unpaid interest in respect of the HiMEDS senior notes from the most recent interest payment date to, but not including, the settlement date.

Any tendered Corporate HiMEDS Units that are not accepted for exchange by us, including due to the proration provisions, will be returned without expense to their tendering holder. In the case of Corporate HiMEDS Units tendered by book-entry transfer in the Exchange Agent’s account at DTC according to the procedures described in this offer to exchange, such non-exchanged Corporate HiMEDS Units will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the offer.

We will pay all fees and expenses of the Exchange Agent and the Information Agent in connection with the offer. See “Exchange Agent and Information Agent.”

Market and Trading Information

The Corporate HiMEDS Units are listed on the New York Stock Exchange under the symbol “AVY PrA.” The following table sets forth, for the period indicated, the reported high and low closing prices in U.S. dollars for the Corporate HiMEDS Units.

	Price Per Corporate HiMEDS Unit

Quarter Ended	High	Low

Fiscal Year 2009
1st Quarter (through February 2, 2009)	$34.62	$28.05
Fiscal Year 2008
4th Quarter	$43.95	$26.00
3rd Quarter	$48.50	$43.14
2nd Quarter	$52.23	$45.13
1st Quarter	$52.04	$46.70

	Price Per Corporate HiMEDS Unit

Quarter Ended	High	Low

Fiscal Year 2007
4th Quarter (starting on November 20, 2007)	$52.64	$49.50

The Corporate HiMEDS Units started trading on November 20, 2007. The last reported sales price of the Corporate HiMEDS Units on the New York Stock Exchange on February 2, 2009 was $28.25. Avery Dennison urges you to obtain current market price information for the Corporate HiMEDS Units before deciding whether to participate in the offer.

As of December 27, 2008, there were 8,800,000 Corporate HiMEDS Units and 106,285,574 shares of the common stock outstanding.

Procedures for Tendering Corporate HiMEDS Units

General

In order to participate in the offer, you must validly tender your Corporate HiMEDS Units to the Exchange Agent as described below. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Tendering of Corporate HiMEDS Units Through DTC

Corporate HiMEDS Units in book-entry form must be tendered through DTC. DTC participants must electronically transmit their acceptance of the offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the offer and send an agent’s message to the Exchange Agent for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from you that you have received this offer to exchange and accompanying letter of transmittal and agree to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against you.

Tendering of Corporate HiMEDS Units Held in Physical Form

We believe that all of the Corporate HiMEDS Units are held in book-entry form only at DTC. If you hold Corporate HiMEDS Units in physical, certificated form, you will need to deposit such Corporate HiMEDS Units into DTC in order to participate in the offer. If you need assistance doing so, please contact the Information Agent whose address and telephone numbers are located on the back cover page of this offer to exchange.

Effect of Letter of Transmittal

Subject to and effective upon the acceptance for exchange of Corporate HiMEDS Units tendered thereby, by executing and delivering a letter of transmittal, or being deemed to have done so as part of your electronic submission of your tender through DTC, you (i) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all the Corporate HiMEDS Units tendered thereby and (ii) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered Corporate HiMEDS Units), with full power coupled with an interest, to:

•	deliver certificates representing the Corporate HiMEDS Units, or transfer ownership of the Corporate HiMEDS Units on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Corporate HiMEDS Units for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Corporate HiMEDS Units, all in accordance with the terms of the offer.

Guaranteed Delivery

If a registered holder of Corporate HiMEDS Units desires to tender any Corporate HiMEDS Units and the Corporate HiMEDS Units are not immediately available, or time will not permit the holder’s Corporate HiMEDS Units or other required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	before the expiration date, the Exchange Agent receives from the eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us. The notice of guaranteed delivery must state the name and address of the holder of the Corporate HiMEDS Units and the amount of the Corporate HiMEDS Units tendered, that the tender is being made and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Corporate HiMEDS Units, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

•	the certificates for all physically tendered Corporate HiMEDS Units, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Corporate HiMEDS Units pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Corporate HiMEDS Units determined by us not to be in proper form, or if the acceptance of, or exchange of, such Corporate HiMEDS Units may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the offer that we are legally permitted to waive.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the Exchange Agent, the Information Agent and any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Corporate HiMEDS Units or will incur any liability for failure to give any such notification. Please send all materials to the Exchange Agent and not to us or the Information Agent.

Withdrawal of Tenders

You may validly withdraw Corporate HiMEDS Units that you tender at any time prior to the expiration date of the offer, which is 12:01 a.m., New York City time, on March 4, 2009, unless extended by us. In addition, if not previously returned, you may withdraw any Corporate HiMEDS Units that you tender that are not accepted by us for exchange after the expiration of 40 business days from the commencement of the offer. You may also validly withdraw Corporate HiMEDS Units that you tender if the offer is terminated without any Corporate HiMEDS Units being accepted or as required by applicable law. If such a termination occurs, the Corporate HiMEDS Units will be returned to the tendering holder promptly.

A holder who validly withdraws previously tendered Corporate HiMEDS Units prior to the expiration date and does not validly re-tender Corporate HiMEDS Units prior to the expiration date will not receive the offer consideration. A holder of Corporate HiMEDS Units who validly withdraws previously tendered Corporate

HiMEDS Units prior to the expiration date and validly re-tenders Corporate HiMEDS Units prior to the expiration date will receive the offer consideration.

If you have tendered Corporate HiMEDS Units, you may withdraw those Corporate HiMEDS Units by delivering a written notice of withdrawal, subject to the limitations described herein, prior to the expiration date or, if your Corporate HiMEDS Units are not previously accepted by us for exchange, after the expiration of 40 business days after the commencement of the offer. To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted request via DTC must:

•	be received by the Exchange Agent at one of the addresses specified on the back cover of this offer to exchange prior to the expiration date (or, if your Corporate HiMEDS Units are not previously accepted by us for exchange, after the expiration of 40 business days after the commencement of the offer);

•	specify the name of the holder of the Corporate HiMEDS Units to be withdrawn;

•	contain the description of the Corporate HiMEDS Units to be withdrawn, the certificate numbers shown on the particular certificates representing such Corporate HiMEDS Units (or, in the case of Corporate HiMEDS Units tendered by book-entry transfer, the number of the account at the DTC from which the Corporate HiMEDS Units were tendered) and the number of Corporate HiMEDS Units; and

•	be signed by the holder of the Corporate HiMEDS Units in the same manner as the original signature on the letter of transmittal or be accompanied by documents of transfer sufficient to have the holder register the transfer of the Corporate HiMEDS Units into the name of the person withdrawing the Corporate HiMEDS Units.

If the Corporate HiMEDS Units to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. A withdrawal of Corporate HiMEDS Units can only be accomplished in accordance with the foregoing procedures.

We will have the right, which may be waived, to reject the defective tender of Corporate HiMEDS Units as invalid and ineffective. If we waive our rights to reject a defective tender of Corporate HiMEDS Units, subject to the other terms and conditions set forth in this offer to exchange and accompanying letter of transmittal, you will be entitled to the offer consideration.

If you withdraw Corporate HiMEDS Units, you will have the right to re-tender them prior to the expiration date in accordance with the procedures described above for tendering outstanding Corporate HiMEDS Units. If we amend or modify the terms of the offer or the information concerning the offer in a manner determined by us to constitute a material change to the offer, we will disseminate additional offer materials and if, at the time notice of any such amendment or modification is first published, sent or given to holders of Corporate HiMEDS Units, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the offer will be extended until no sooner than the expiration of such ten business day period. An extension of the expiration date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Conditions to the Offer

Notwithstanding any other provisions of the offer, we will not be required to accept for exchange, or to exchange, Corporate HiMEDS Units validly tendered (and not validly withdrawn) pursuant to the offer, and may terminate, amend or extend the offer or delay or refrain from accepting for exchange, or exchanging, the Corporate HiMEDS Units or transferring the offer consideration to the holders, if any of the following shall occur:

1.	there shall have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the offer that, in our reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the offer, or (c) would materially impair the contemplated benefits of the offer to us or be material to holders in deciding whether to accept the offer;

2.	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

3.	there shall have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our reasonable judgment, would or might result in any of the consequences referred to in paragraph 1 of this section or that would or might prohibit, prevent, restrict or delay consummation of the offer or make it inadvisable to do so, including based on our pro forma capital structure;

4.	the applicable trustees, contract agent or collateral agent (or persons performing similar functions) shall have objected in any respect to or taken action that could, in our reasonable judgment, adversely affect the consummation of the offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the offer or the acceptance of, or payment for, some or all of the applicable series of Corporate HiMEDS Units pursuant to the offer;

5.	there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (e) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (f) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

6.	we shall have concluded based on discussions with the New York Stock Exchange that the Corporate HiMEDS Units are likely to be de-listed as a result of our acceptance of all Corporate HiMEDS Units validly tendered in the offer.

The New York Stock Exchange will consider de-listing the outstanding Corporate HiMEDS Units if, following the exchange, the number of publicly-held Corporate HiMEDS Units is less than 100,000, the number of holders of Corporate HiMEDS Units is less than 100, the aggregate market value of the Corporate HiMEDS Units is less than $1 million or for any other reason based on the suitability for the continued listing of the Corporate HiMEDS Units in light of all pertinent facts as determined by the New York Stock Exchange. In the event that a significant number of holders tender their Corporate HiMEDS Units or a significant number of the Corporate HiMEDS Units are tendered in the offer such that we conclude based on discussions with the New York Stock Exchange that acceptance of the tendered Corporate HiMEDS Units in the offer is likely to result in de-listing, we may accept a pro rata amount of the Corporate HiMEDS Units tendered in order to ensure that the Corporate HiMEDS Units continue to be listed on the New York Stock Exchange. Therefore, while we are making the offer for up to 8,360,000 Corporate HiMEDS Units, we may not accept 8,360,000 Corporate HiMEDS Units if doing so may result in the de-listing of the Corporate HiMEDS Units. If the Corporate HiMEDS Units are likely to be de-listed, we are required to prorate the offer to ensure that the Corporate HiMEDS Units remain listed on the New York Stock Exchange. If we decide to prorate the offer such that we will only accept an aggregate number of Corporate HiMEDS Units that is lower than the 8,360,000 Corporate HiMEDS Units that we are currently seeking to exchange, we will extend the exchange offer for a period of ten business days and provide holders with notice of such extension as described below under “—Extension, Termination or Amendment.”

In addition, our obligation to issue the common stock and pay the cash portion of the offer consideration is conditioned upon our acceptance of Corporate HiMEDS Units pursuant to the offer.

These conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, in whole or in part, at any time and from time to time, in our sole discretion. In addition, we may terminate the offer if any condition is not satisfied on or after the expiration date. Under the offer, if any of these events occur, subject to the termination rights described above, we may (i) return Corporate HiMEDS Units tendered thereunder to you, (ii) extend the offer, subject to the withdrawal rights described in “—Withdrawal of Tenders” herein, and retain all Corporate HiMEDS Units tendered thereunder until the expiration of such extended offer or (iii) amend the offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the offer. We will give holders of Corporate HiMEDS Units notice of such amendments as may be required by applicable law.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Legal and Other Limitations.     This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell Corporate HiMEDS Units or common stock in any jurisdiction in which the offer is not permitted. Avery Dennison is not aware of any jurisdiction, except as provided in the section entitled “Notice to Investors,” where the making of the offer or its acceptance would not be legal. If Avery Dennison learns of any jurisdiction where making the offer or its acceptance would not be permitted, Avery Dennison intends to make a good-faith effort to comply with the relevant law in order to enable the offer and acceptance to be permitted. If, after such good-faith effort, Avery Dennison cannot comply with such law, Avery Dennison will determine whether the offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of Corporate HiMEDS Units residing in the jurisdiction.

Certain Matters Relating to Non-U.S. Jurisdictions.     Although Avery Dennison has mailed this document to its Corporate HiMEDS Unit holders to the extent required by U.S. law, including to Corporate HiMEDS Unit holders located outside the United States, this document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell any Corporate HiMEDS Units or common stock in any jurisdiction in which the offer is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offer made to the general public. Avery Dennison has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange the Corporate HiMEDS Units outside the United States. Therefore, the ability of any non-U.S. person to tender Corporate HiMEDS Units in the offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the offer without the need for Avery Dennison to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Corporate HiMEDS Units that may apply in their home countries. None of Avery Dennison, the Information Agent or the Exchange Agent can provide any assurance about whether such limitations may exist.

COMPARISON OF RIGHTS OF HOLDERS OF CORPORATE HIMEDS UNITS
AND HOLDERS OF AVERY DENNISON COMMON STOCK

The following is a description of the material differences between the rights of holders of Corporate HiMEDS Units and holders of common stock. This summary may not contain all of the information that is important to you. You should carefully read this entire offer to exchange, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Corporate HiMEDS Units and a holder of shares of Avery Dennison common stock.

Ranking

Corporate HiMEDS Units:    The HiMEDS senior notes are unsecured, senior obligations of Avery Dennison. The payment of the principal of, and interest on, the HiMEDS senior notes ranks equally in right of payment with our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The HiMEDS senior notes are effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Additionally, the notes are effectively subordinated to all existing and future indebtedness of our subsidiaries.

The obligations with respect to the contract adjustment payments are subordinated and junior in right of payment to our senior indebtedness. “Senior indebtedness” with respect to the contract adjustment payments means indebtedness of any kind, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity in right of payment with or subordinate in right of payment to the contract adjustment payments.

Common stock:    The common stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company to all indebtedness and any preferred stock we may issue.

Dividends/Distributions

Corporate HiMEDS Units:    Holders of Corporate HiMEDS Units are entitled to receive quarterly cash distributions consisting of their pro rata share of interest payments on the HiMEDS senior notes attributable to the undivided beneficial ownership interest in the HiMEDS senior notes, equivalent to the rate of 5.350% per year. The interest rate of the HiMEDS senior notes will be reset in connection with a remarketing, as described below. The reset rate may be higher or lower than the initial interest rate of the notes depending on the results of the remarketing and market conditions at that time. Holders of Corporate HiMEDS Units also have the option to convert their Corporate HiMEDS Units to Treasury HiMEDS Units by substituting, for the related undivided beneficial ownership interest in HiMEDS senior notes held by the collateral agent, a beneficial ownership interest in a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on November 15, 2010 or earlier (a “U.S. Treasury security”) with a total principal amount at maturity equal to the aggregate principal amount of the HiMEDS senior notes underlying the undivided beneficial ownership interests in HiMEDS senior notes for which substitution is being made. For holders of Corporate HiMEDS Units who have converted their Corporate HiMEDS Units to Treasury HiMEDS Units, there will be no distributions in respect of the U.S. Treasury securities that are a component of the Treasury HiMEDS Units, but the holders of the Treasury HiMEDS Units are entitled to continue to receive the scheduled quarterly interest payments on the HiMEDS senior notes that were released to them when the Treasury HiMEDS Units were created for as long as they hold the notes.

Holders of Corporate HiMEDS Units are also entitled to receive quarterly contract adjustment payments from Avery Dennison at the rate of 2.525% per year on the stated amount of $50.00 per Corporate HiMEDS Unit.

We may, at our option and upon prior written notice to the holders of the Corporate HiMEDS Units and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the Corporate HiMEDS Units to any subsequent payment date until no later than the purchase contract settlement date (defined below).

In addition, holders of Corporate HiMEDS Units may be entitled to receive certain remarketing proceeds in the future. Under the terms of the Corporate HiMEDS Units, remarketing of the HiMEDS senior note that is a component of each Corporate HiMEDS Unit is expected to be attempted during the seven business day period beginning on November 1, 2010 (the ninth scheduled business day prior to November 15, 2010, the “purchase contract settlement date,” such date, the “first remarketing date”); provided, however, that in no event will the remarketing period extend beyond the third scheduled trading day prior to the purchase contract settlement date, as specified by Avery Dennison and notified to the holders of the Corporate HiMEDS Units.

With respect to the remarketing, we will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree, as remarketing agent, to use reasonable best efforts to obtain a price for the HiMEDS senior notes to be remarketed that results in net cash proceeds equal to 100.25% of the $1,000 principal amount of such notes (such principal amount, the “remarketing value”). To obtain that price, the remarketing agent may reset the interest rate on the HiMEDS senior notes. In connection with a successful remarketing, we may also elect, in our sole discretion, to change the stated maturity of the HiMEDS senior notes to one of the following dates: November 15, 2012, November 15, 2013, November 15, 2015 or November 15, 2017. The remarketing agent will deduct as a remarketing fee from the proceeds of the remarketing an amount not exceeding 25 basis points (0.25%) of the remarketing value from such remarketing. If, and only if, the HiMEDS senior notes are successfully remarketed, such proceeds, less the remarketing fee, will be paid in direct settlement of the obligations of the holders of Corporate HiMEDS Units to purchase our common stock. The remarketing agent will remit the remaining portion of the proceeds, if any, associated with the HiMEDS senior notes that had been part of Corporate HiMEDS Units immediately prior to the remarketing for payment to the holders of the Corporate HiMEDS Units participating in the remarketing.

If the HiMEDS senior notes have not been successfully remarketed prior to the purchase contract settlement date, the holders of the HiMEDS senior notes that do not underlie Corporate HiMEDS Units will have the right to put their HiMEDS senior notes to us on the date provided in the remarking notice.

Common stock:    Holders of common stock are entitled to dividends as may be declared from time to time by the board of directors from funds available therefor.

Listing

Corporate HiMEDS Units:    The Corporate HiMEDS Units are currently listed on the New York Stock Exchange under the symbol “AVY PrA.”

Common stock:    Avery Dennison common stock is listed on the New York Stock Exchange under the symbol “AVY.”

Voting Rights

Corporate HiMEDS Units:    Holders of the Corporate HiMEDS Units have no voting or other rights in respect of the common stock underlying the purchase contracts.

Common stock:    Each share of Avery Dennison common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock it may issue, the holders of the shares of common stock will possess all voting power.

Conversion

Corporate HiMEDS Units:    Each purchase contract that is part of a Corporate HiMEDS Unit obliges its holder to purchase for $50.00 in cash, and Avery Dennison to sell, on November 15, 2010 or upon early settlement, a number of shares of Avery Dennison common stock equal to the settlement rate. The settlement rate, which is subject to anti-dilution adjustments, would be calculated as follows:

•	if the adjusted applicable market value of our common stock is equal to or greater than $65.09, which we refer to as the threshold appreciation price, the settlement rate will be 0.7682 or more shares of our common stock (which in no event will be more than 0.9756 shares), as adjusted for anti-dilution events, with the actual number of shares issuable being determined based on the formula described herein;

•	if the adjusted applicable market value of our common stock is less than the threshold appreciation price of $65.09 but greater than $51.25, which we refer to as the reference price, the settlement rate will be a number of shares of our common stock equal to $50.00 divided by the applicable market value; and

•	if the adjusted applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be 0.9756 shares of our common stock, as adjusted for anti-dilution events.

The “adjusted applicable market value” means the product of the applicable market value and the anti-dilution factor in effect on the relevant settlement date; provided, however, that if an adjustment to the anti-dilution factor is required to be made pursuant to the occurrence of certain events during the period taken into consideration for determining the applicable market value, appropriate and customary adjustments shall be made to the anti-dilution factor. The “applicable market value” means the average of the closing prices per share of our common stock over the 20 consecutive trading day period ending on the third trading day immediately preceding the purchase contract settlement date. The “anti-dilution factor” is a cumulative factor that reflects the aggregate adjustments, if any, made to the low and minimum settlement rates. The anti-dilution factor is currently equal to one and shall be subject to adjustment.

A holder of Corporate HiMEDS Units may settle the related purchase contract with separate cash at any time following our notice of a remarketing on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first remarketing date, which settlement may only be made in integral multiples of 20 purchase contracts. Upon such settlement, (1) the settlement rate will be 0.7682 shares of common stock per Corporate HiMEDS Unit, subject to anti-dilution adjustments, (2) the HiMEDS senior notes underlying such Corporate HiMEDS Units and securing such purchase contracts will be released from the pledge under the purchase contract and pledge agreement, and delivered within three business days following the date of early settlement to the purchase contract agent for delivery to the holder of Corporate HiMEDS Units and (3) the right of the holder of Corporate HiMEDS Units to receive future contract adjustment payments and any accrued and unpaid contract adjustment payments for the period since the most recent quarterly payment will terminate. In addition, if we are involved in a consolidation, acquisition, or merger, in each case in which 10% or more of the consideration received by holders of the common stock consists of cash or cash equivalents (a “cash merger”), then following the cash merger, each holder of a purchase contract will have the right to accelerate and settle such contract early at the settlement rate in effect immediately prior to the closing of the cash merger, plus the number of make-whole shares (as defined in the purchase contract and pledge agreement), if any; provided, however, for purposes of calculating the settlement rate, the applicable market value shall mean the average of the closing prices per share of our common stock over the 20 consecutive trading day period ending on the trading day immediately preceding the date on which the cash merger becomes effective.

Common stock:    Avery Dennison common stock is not convertible into any other security.

Governing Document

Corporate HiMEDS Units:     As a holder of Corporate HiMEDS Units, your rights currently are set forth in, and you may enforce your rights under, the purchase contract and pledge agreement and supplemental indenture .

Common stock:     After completion of the exchange offer, holders of shares of our common stock will have their rights set forth in, and may enforce their rights under, Delaware General Corporation Law and our certificate of incorporation and bylaws.

EFFECTS OF THE OFFER ON THE MARKET FOR CORPORATE HIMEDS UNITS; REGISTRATION UNDER THE EXCHANGE ACT; NEW YORK STOCK EXCHANGE LISTING

Avery Dennison’s exchange of Corporate HiMEDS Units pursuant to the offer will reduce the number of Corporate HiMEDS Units that might otherwise be traded publicly and may reduce the number of holders of Corporate HiMEDS Units. The Corporate HiMEDS Units are currently traded on the New York Stock Exchange. There can be no assurance that holders of Corporate HiMEDS Units will be able to find willing buyers for their Corporate HiMEDS Units after completion of the offer.

Although Corporate HiMEDS Units may be held by fewer persons after the completion of the offer, we have structured the offer with the intent of avoiding de-listing of the Corporate HiMEDS Units and do not plan to take any action following the offer to cause the de-listing of the Corporate HiMEDS Units from the New York Stock Exchange or to terminate the registration thereof as long as any Corporate HiMEDS Units are outstanding following the completion of the offer. See “Description of the Offer—Condition to the Offer.”

DESCRIPTION OF AVERY DENNISON COMMON STOCK

This section contains a description of our common stock. The following summary of the terms of our common stock is not meant to be complete and is qualified by reference to our certificate of incorporation, as amended, and our by-laws, as amended. See “Incorporation by Reference; Additional Information.”

As of December 27, 2008, we had 400,000,000 shares of common stock, par value $1.00 per share, authorized, of which 106,285,574 shares were issued and outstanding, and 17,841,050 shares were issued and held in treasury.

Subject to any preferential rights that our board of directors may grant in connection with the future issuance of preferred stock, each holder of common stock is entitled to one vote per share on all matters voted upon by the stockholders. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority of the votes cast, subject to state law and any voting rights granted to any of the holders of preferred stock. Notwithstanding the foregoing, the amending, repealing or adopting of by-laws by the stockholders requires the vote of holders of 80% of our outstanding capital stock entitled to vote in the election of directors.

Each holder of common stock is entitled to receive ratably any dividends declared on the common stock by the board of directors from funds legally available for distribution. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each holder of common stock would be entitled to share ratably in all of our remaining assets. The common stock has no subscription, redemption, conversion or preemptive rights. All shares of common stock are fully paid and nonassessable.

As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which restricts certain business combinations between us and an “interested stockholder” (in general, a stockholder owning 15% or more of our outstanding voting stock) or that stockholder’s affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder.” The restrictions do not apply if:

•	prior to an interested stockholder becoming such, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

•	upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

•	on or after the date an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

In addition, Computershare, Inc. is the registrar and transfer agent for our common stock.

INTERESTS OF DIRECTORS AND OFFICERS

Neither Avery Dennison nor any of its subsidiaries, nor, to Avery Dennison’s knowledge based on reasonable inquiry, any of its directors or executive officers, nor any affiliates of the foregoing (a) owns any Corporate HiMEDS Units or (b) has effected any transactions involving the Corporate HiMEDS Units during the 60 days prior to the date of this offer to exchange.

EXCHANGE AGENT AND INFORMATION AGENT

In connection with the offer, Avery Dennison has retained D. F. King to act as Exchange Agent and Information Agent, and D. F. King will receive customary fixed fees for its services. Avery Dennison has agreed to reimburse D. F. King for its necessary out-of-pocket expenses and to indemnify it against certain liabilities, including liabilities under U.S. federal securities laws and to contribute to payments that they may be required to make in respect thereof. No fees or commissions have been or will be paid by Avery Dennison to any broker, dealer or other person, other than D. F. King in connection with the offer.

Any holder that has questions concerning the terms of the offer or requests for assistance may contact Avery Dennison at the address and telephone numbers set forth on page 18 of this offer to exchange. Requests for additional copies of this offer to exchange or the related letter of transmittal may be directed to D. F. King at its address and telephone numbers set forth on the back cover of this offer to exchange. Holders of Corporate HiMEDS Units may also contact their broker, dealer, custodian bank, depository, trust company or other nominee for assistance concerning the offer.

Letters of transmittal and all correspondence in connection with the offer should be sent or delivered to D. F. King at its address or to the facsimile number set forth on the back cover of this offer to exchange. Any holder or beneficial owner that has questions concerning tender procedures should contact D. F. King at its address and telephone numbers set forth on the back cover of this offer to exchange.

D. F. King may contact holders of Corporate HiMEDS Units regarding the mechanics of the offer and may request brokers, dealers, custodian banks, depositories, trust companies and other nominees to forward this offer to exchange and related materials to beneficial owners of Corporate HiMEDS Units. With respect to jurisdictions located outside of the United States, the offer may be conducted through affiliates of D. F. King that are registered and/or licensed to conduct the offer in such jurisdictions. The customary mailing and handling expenses incurred by forwarding material to their customers will be paid by us.

Neither the Exchange Agent nor the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning us contained or incorporated by reference in this offer to exchange or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain United States federal income tax considerations relating to the offer and to the ownership and disposition of the common stock for holders who acquire such stock in the exchange, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion addresses only the tax considerations that are relevant to holders that hold Corporate HiMEDS Units, and that will hold common stock, as capital assets within the meaning of Section 1221 of the Code. This summary also does not address the effect of the United States federal estate or gift tax laws or the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	regulated investment companies or real estate investment trusts;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that are S-corporations, partnerships or other pass-through entities;

•	expatriates and certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the United States dollar;

•	persons who hold the Corporate HiMEDS Units, HiMEDS senior notes, purchase contracts or our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the Corporate HiMEDS Units, HiMEDS senior notes, purchase contracts or our common stock under the constructive sale provisions of the Code.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE COMMON STOCK ACQUIRED IN THE EXCHANGE ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Participating U.S. Holders

The following is a summary of certain material United States federal income tax considerations relevant to U.S. holders of the Corporate HiMEDS Units or our common stock. Certain considerations relevant to “non-U.S. holders” of the Corporate HiMEDS Units or our common stock are described under “—Participating Non-U.S. Holders” below. “U.S. holder” means a holder of a Corporate HiMEDS Unit or our common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a “non-U.S. holder” means a holder of a Corporate HiMEDS Unit or our common stock (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) who or which is not a U.S. holder. If a partnership or other entity treated as a partnership for United States federal income tax purposes holds Corporate HiMEDS Units and participates in the exchange, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Corporate HiMEDS Units that participate in the exchange are encouraged to consult their tax advisors.

Treatment of the Corporate HiMEDS Units.    Each Corporate HiMEDS Unit consists of two components, an undivided beneficial interest in a HiMEDS senior note and a purchase contract. The purchase price of each Corporate HiMEDS Unit was allocated between the HiMEDS senior note and the purchase contract in proportion to their respective fair market values at the time of issuance. This allocation established the U.S. holder’s initial tax basis in the HiMEDS senior note and the purchase contract. With respect to the initial issuance, we determined that 100% of the issue price of a Corporate HiMEDS Unit was allocable to the HiMEDS senior note and 0% was allocable to the purchase contract. By purchasing the Corporate HiMEDS Units upon issuance, each U.S. holder was deemed to have agreed to this allocation. This allocation is not binding on the IRS. If a U.S. holder acquired a Corporate HiMEDS Unit through a purchase in the secondary market, the purchase price should have been similarly allocated between the HiMEDS senior note and the purchase contract in proportion to the fair market values of the two components at the time of the purchase.

There is no direct authority addressing the treatment of the contract adjustment payments under current law, and their treatment is unclear. We have been reporting the contract adjustment payments as ordinary income to U.S. holders. Under this treatment, U.S. holders should have included the contract adjustment payments in income when received or accrued, in accordance with their regular method of tax accounting. However, other treatments are possible. We have reported such payments on any required information returns as taxable ordinary income to the holder. Holders who may have reported such payments or accruals in a different manner are urged to consult their tax advisors.

The following discussion assumes that a U.S. holder’s reporting for United States federal income tax purposes of the acquisition and ownership of Corporate HiMEDS Units has been consistent with the treatment outlined above. In addition, it assumes that, on the date hereof, the purchase contract has negative value as to the U.S. holder (i.e., the purchase contract represents a net liability to the U.S. holder).

Exchange of Corporate HiMEDS Units for Common Stock and Cash.    The United States federal income tax treatment of the exchange of a Corporate HiMEDS Unit for shares of our common stock plus cash pursuant to the exchange offer is unclear. We intend to take the position that, for United States federal income tax purposes, the exchange of a Corporate HiMEDS Unit for shares of our common stock plus cash pursuant to the offer to exchange should be treated as if:

(1)	the purchase contract is settled in cash for an amount equal to the fair market value to the U.S. holder of being relieved of such holder’s obligation under the purchase contract; and

(2)	the HiMEDS senior note is exchanged for shares of common stock, cash (other than the portion of such cash that is properly allocable to accrued and unpaid interest or accrued and unpaid contract adjustment payments), and a deemed amount equal to the fair market value to the U.S. holder of being relieved of such holder’s obligation under the purchase contract (such deemed amount together with such cash, the “Other Property”).

There is no authority directly addressing the United States federal income tax treatment of the exchange, and alternative characterizations of the exchange are possible. No assurance can be given that the IRS will not challenge such treatment. U.S. holders are encouraged to consult their tax advisors regarding the United States federal income tax consequences of this offer to exchange. The following discussion assumes that the offer to exchange is characterized in accordance with the treatment outlined above.

A U.S. holder that purchased the Corporate HiMEDS Unit upon original issuance or when the purchase contract had positive value, or otherwise has a positive basis in the purchase contract, generally should recognize a capital loss on the deemed settlement of the purchase contract equal to the U.S. holder’s adjusted tax basis in the purchase contract plus the deemed cash payment to us, which deemed cash payment is equal to the fair market value to the U.S holder of being relieved from such holder’s obligations under the purchase contract. Such loss generally should be long term capital loss if the U.S. holder’s holding period for the purchase contract is more than one year at the time of the exchange. The deduction of capital losses for United States federal income tax purposes is subject to limitations.

If a U.S. holder purchased a Corporate HiMEDS Unit when the purchase contract had a negative value, the United States federal income tax consequences of the deemed settlement of the purchase contract are not clear. Such U.S. holder should consult its tax advisor regarding the United States federal income tax consequences of the deemed settlement of the purchase contract under such circumstances.

The treatment of the exchange of the HiMEDS senior note will depend on whether the HiMEDS senior note constitutes a security for United States federal income tax purposes. The term “security” is not defined in the Code or in the Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a security depends on an evaluation of the overall nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a maturity at issuance of ten years or more constitute securities.

We intend to take the position that the HiMEDS senior notes constitute securities for United States federal income tax purposes and the exchange of HiMEDS senior notes for common stock and Other Property will be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. In such case, a U.S. holder should recognize gain (but not loss) on the exchange in an amount equal to the lesser of (i) the amount of gain realized (measured by the amount by which the fair market value of the common stock, including any fractional shares deemed received, as described below, and Other Property received in the exchange (other than cash attributable to fractional shares) exceeds the holder’s adjusted tax basis in the HiMEDS senior note) and (ii) the amount of Other Property received (excluding cash paid in lieu of a fractional share). Subject to the discussion of “market discount” below, any such gain generally should be capital gain and should be long term capital gain if the U.S. holder’s holding period for the HiMEDS senior note is more than one year at the time of the exchange. A U.S. holder’s holding period of the common stock should include the holding period of the Corporate HiMEDS Unit, and such holder’s adjusted tax basis in the common stock (including a fractional share deemed received and sold as described below) should be equal to the adjusted tax basis of the HiMEDS senior note increased by any gain recognized in the exchange (except for any gain recognized with respect to the deemed sale of a fractional share as described below) and decreased by the fair market value of Other Property received (excluding cash paid in lieu of a fractional share). If a U.S. holder receives cash instead of a fractional share of common stock, such holder should be treated as having received the fractional share of common stock pursuant to the exchange and then as having sold that fractional share of common stock for cash. See “—Ownership and Disposition of Common Stock.”

If the HiMEDS senior note does not constitute a security for United States federal income tax purposes, upon the exchange of the HiMEDS senior note for common stock and Other Property, subject to the discussion of “market discount” below, a U.S. holder generally should recognize capital gain or loss in an amount equal to the difference between (i) the sum of the fair market value of the common stock and Other Property received in the exchange and (ii) the holder’s adjusted tax basis in the HiMEDS senior note. Any such gain or loss generally should be long-term capital gain or loss if the U.S. holder’s holding period for the HiMEDS senior note is more than one year at the time of the exchange. The deduction of capital losses for United States federal income tax purposes is subject to limitations. The U.S. holder’s adjusted tax basis in the common stock received generally should equal the fair market value of the common stock at the time of the exchange, and such holder’s holding period of the common stock should start on the day following the exchange.

Market Discount.    A U.S. holder that purchased a Corporate HiMEDS Unit from a prior holder such that the HiMEDS senior note was purchased at a market discount (defined as the excess, if any, of the stated redemption price of the note at maturity over the holder’s basis in such note immediately after its acquisition) may be subject to the market discount rules of the Code. Under those rules, any gain recognized on the exchange of such HiMEDS senior notes generally should be treated as ordinary income to the extent of the market discount accrued during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If the exchange qualifies for recapitalization treatment, the Code provides that any accrued market discount in excess of the gain recognized in the exchange will not be currently includible in income under Treasury Regulations to be issued. However, any such excess accrued market discount will carry over to the common stock such that any gain recognized by the holder upon a subsequent disposition of the common stock should be treated as ordinary income to the extent of any such accrued market discount that was carried over.

Accrued Interest.    Holders whose Corporate HiMEDS Units are accepted in the offer will receive a cash payment that includes the accrued and unpaid interest in respect of the HiMEDS senior notes from the most recent interest payment date to, but not including, the settlement date. The payment of that interest in connection with the exchange will not be considered part of the amount realized in the exchange, but will instead be taxable to the U.S. holder as ordinary interest income in the taxable year of the exchange, unless such holder has previously included such amount in income in accordance with its method of accounting for United States federal income tax purposes.

Accrued Contract Adjustment Payments.    Holders whose Corporate HiMEDS Units are accepted in the offer will receive a cash payment that includes the accrued and unpaid contract adjustment payments in respect of the purchase contract from the most recent contract adjustment payment date to, but not including, the settlement date. There is no direct authority under current law that addresses the treatment of the contract adjustment payments, and their treatment is, therefore, unclear. We plan to report the payments in the same manner as we have been reporting contract adjustment payments prior to this offer to exchange.

Ownership and Disposition of Common Stock.     Distributions paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) on common stock received as part of the offer will constitute dividends and will be includible in income by U.S. holders when received. Under current law, such dividends paid to individual U.S. holders generally should qualify for a maximum 15% tax rate on “qualified dividend income” through December 31, 2010. Such dividends will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder’s investment, up to such U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain. Such capital gain generally will be long-term capital gain if the U.S. holder held such common stock for more than one year immediately prior to such distribution.

Upon a disposition of our common stock (including the disposition of a fractional share interest deemed received and sold as described above), a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held such common stock for more than one year immediately prior to such disposition. The deductibility of capital losses is subject to limitations. As discussed above, a U.S. holder generally will be required to treat gain realized on the disposition of common stock (including certain dispositions that are non-recognition transactions under the Code) as ordinary income to the extent accrued market discount on the HiMEDS senior note was carried over to such stock in the exchange.

Participating Non-U.S. Holders

The following discussion applies to holders that are non-U.S. holders, as defined above. Special rules may apply if a non-U.S. holder is a “controlled foreign corporation,” “passive foreign investment company,” or otherwise subject to special treatment under the Code. A non-U.S. holder that is such an entity should consult its tax advisor to determine the United States federal, state, local and foreign tax consequences that may be relevant to it.

Exchange of Corporate HiMEDS Units for Common Stock and Cash.    Subject to the discussion below regarding the treatment of accrued interest and accrued contract adjustment payments, a non-U.S. holder generally will not be subject to United States federal income or withholding tax with respect to any gain realized on the exchange of the HiMEDS senior note for common stock (including any gain attributable to accrued market discount on the HiMEDS senior notes) and Other Property or with respect to gain, if any, realized on the deemed settlement of the purchase contract unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by such non-U.S. holder);

•	the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year in which the gain is realized and certain other conditions are met; or

•	in the case of a purchase contract, we are or have been a “United States real property holding corporation,” or USRPHC, within the meaning of the “Foreign Investment in Real Property Tax Act” for United States federal income tax purposes at any time during the shorter of the period commencing on the date the Corporate HiMEDS Units were issued and ending on the date of the deemed settlement of the purchase contracts or the period that such non-U.S. holder held such purchase contract. We do not believe that we have been a USRPHC during the period which the Corporate HiMEDS Units have been outstanding.

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to United States federal income tax on an net income basis in the same manner as if such holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate, but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

Accrued Interest.     A non-U.S. holder generally will not be subject to the 30% United States federal income or withholding tax on accrued interest paid on the HiMEDS senior notes, provided that the non-U.S. holder:

•	does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person;”

•	is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	provides the holder’s name and address, and certifies, under penalties of perjury, that the holder is not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or, if the holder holds the HiMEDS senior notes through certain foreign intermediaries, such holder and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

If a non-U.S. holder cannot satisfy the requirements described above, such holder will be subject to a 30% U.S. federal withholding tax unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that the interest is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the HiMEDS senior notes is effectively connected with the conduct of that trade or business, the non-U.S. holder will be subject to United States federal income tax on such amounts on a net income basis (although the holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if the non-U.S. holder were a United States person as defined in the Code. In addition, foreign corporations holding the HiMEDS senior notes may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of such foreign corporation’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such foreign corporation’s conduct of a trade or business in the United States.

Accrued Contract Adjustment Payments.     There is no direct authority under current law that addresses the treatment of the contract adjustment payments, and their treatment is, therefore, unclear. Consistent with our past practice, we intend to treat any accrued contract adjustment payments as amounts subject to U.S. withholding tax at a 30% rate, unless an income tax treaty reduces or eliminates such tax or the payment is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. In the latter case, the non-U.S. holder will be subject to United States federal income tax with respect to any contract adjustment payments at regular rates applicable to United States taxpayers unless an income tax treaty reduces or eliminates the tax, and if the non-U.S. holder is treated as a corporation for United States federal income tax purposes, the non-U.S. holder may also be subject to a 30% branch profits tax, unless an income tax treaty reduces or eliminates the branch profits tax. Non-U.S. holders should consult their tax advisors concerning contract adjustment payments.

Ownership of Common Stock.     We generally will withhold tax at a rate of 30% on dividends paid on shares of our common stock, unless the non-U.S. holder qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under an income tax treaty (generally, by providing an IRS Form W-8BEN claiming treaty benefits) or establishes that such dividend is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (generally, by providing an IRS Form W-8ECI (or successor form)).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s United States trade or business (or if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a resident of the United States, unless an applicable income tax treaty provides otherwise. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Disposition of Common Stock.     Non-U.S. holders generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of common stock unless certain exceptions apply, as described above under “—Participating Non-U.S. Holders—Exchange of Corporate HiMEDS Units for Common Stock and Cash.”

Backup Withholding and Information Reporting

The exchange of Corporate HiMEDS Units for common stock and cash pursuant to the offer to exchange and the receipt of dividends on our common stock received as part of the exchange may be subject to “backup withholding” under the Code if a recipient of those payments fails to furnish to the payor certain identifying information. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s United States federal income tax, provided that appropriate proof is provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and non-U.S. holders, provided that such recipients provide proper documentation establishing their exemption. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. U.S. holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Non-Participating Holders

Holders that do not tender their Corporate HiMEDS Units in the offer to exchange will not recognize gain or loss, and will continue to have the same tax basis and holding period with respect to the Corporate HiMEDS Units as they had before the consummation of the offer to exchange.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the Corporate HiMEDS Units for offer consideration and the acquisition and holding of the common stock by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in and subject to Section 4975 of the Code, including an individual retirement account (“IRA”) and a Keogh plan, a plan subject to provisions under other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).

General Fiduciary Matters. ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g) (3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under applicable Similar Laws).

In considering an exchange of a Corporate HiMEDS Unit for offering consideration and the acquisition or holding of the common stock with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, Section 4975 of the Code and any other applicable Similar Laws.

Prohibited Transaction Issues. Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or Section 4975 of the Code. In the case of an IRA, the occurrence of a non-exempt prohibited transaction could cause the IRA to lose its tax-exempt status.

The offering consideration and /or the holding of the common stock by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the offering consideration is acquired and the common stock is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the offering consideration. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, called the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Representation. By exchanging a Corporate HiMEDS Unit and accepting common stock, each purchaser and holder will be deemed to have represented and warranted that either (i) it is not a Plan and no portion of the assets used to acquire the offering consideration or to hold the common stock constitutes assets of any Plan or (ii) the exchange of an Corporate HiMEDS Unit and the acquisition and holding of the common stock will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering the offering consideration and acquiring the common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the common stock. The exchange of any Corporate HiMEDS Units for offering consideration by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

CERTAIN SECURITIES LAWS CONSIDERATIONS

All of the Corporate HiMEDS Units outstanding as of the date of this offer to exchange were issued in an offering that was registered pursuant to the Securities Act. The issuance of common stock upon exchange of the Corporate HiMEDS Units is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. As all outstanding Corporate HiMEDS Units were registered under the Securities Act, we expect that all of our common stock issued in the offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of December 29, 2007 and December 30, 2006 and for each of the years in the three-year period ended December 29, 2007 (including the fiscal years ended December 30, 2006 and December 31, 2005) incorporated by reference into this offer to exchange, and the effectiveness of internal control over financial reporting as of December 29, 2007 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein.

The Exchange Agent for the offer is:

D. F. King & Co., Inc.

By Facsimile (Eligible Guarantor Institutions Only)	By Mail, Overnight Courier or Hand Delivery
(212) 809-8838	D. F. King & Co., Inc.
(provide call back telephone number	48 Wall Street, 22nd Floor
on fax cover sheet for confirmation)	New York, New York 10005
Confirmation: (212) 493-6996	Attn: Elton Bagley

Questions and requests for assistance related to this offer to exchange or additional copies of this offer to exchange and related letter of transmittal may be directed to the Information Agent at its address or telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning this offer to exchange.

The Information Agent for the offer is:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokers call: (212) 269-5550 (Collect)
All others call Toll-free: (800) 758-5880